Exhibit 10.2

EXECUTION COPY

$200,000,000

364-DAY REVOLVING CREDIT AGREEMENT

Dated as of August 22, 2011

among

SUNOCO PARTNERS MARKETING & TERMINALS L.P.

as the Borrower,

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P.

and

SUNOCO LOGISTICS PARTNERS L.P.

as the Guarantors

CITIBANK, N.A.,

as Administrative Agent,

and

as a Lender,

BARCLAYS BANK PLC,

as a Lender,

and

The Other Lenders Party Hereto

BARCLAYS CAPITAL,

Syndication Agent

TD BANK, N.A.

and

WELLS FARGO BANK, N.A.,

Co-Documentation Agents

CITIGROUP GLOBAL MARKETS INC.

and

BARCLAYS CAPITAL,

Joint Lead Arrangers and Bookrunners

i

5.07	Ownership of Property; Liens	44
5.08	Environmental Compliance	44
5.09	Insurance	44
5.10	Taxes	44
5.11	ERISA Compliance	45
5.12	Subsidiaries and other Investments	45
5.13	Margin Regulations; Investment Company Act; Use of Proceeds	45
5.14	Disclosure	46
5.15	Labor Matters	46
5.16	Compliance with Laws	46
5.17	Third Party Approvals	46
5.18	Solvency	46

ARTICLE VI. AFFIRMATIVE COVENANTS		46
6.01	Financial Statements	46
6.02	Certificates; Other Information	47
6.03	Notices	48
6.04	Payment of Obligations	48
6.05	Preservation of Existence, Etc.	48
6.06	Maintenance of Assets and Business	49
6.07	Maintenance of Insurance	49
6.08	Compliance with Laws and Sales Contracts	49
6.09	Books and Records	49
6.10	Inspection Rights	49
6.11	Compliance with ERISA	49
6.12	Use of Proceeds	49
6.13	Material Agreements	49
6.14	Maintenance of Separateness	50

ARTICLE VII. NEGATIVE COVENANTS		50
7.01	Liens	50
7.02	Investments	51
7.03	Hedging Agreements	52
7.04	Indebtedness of Subsidiaries	52
7.05	Fundamental Changes	53
7.06	Sale-Leaseback	53
7.07	Restricted Payments; Distributions and Redemptions; Payments on Excluded Affiliate Debt	53
7.08	ERISA	54
7.09	Nature of Business	54
7.10	Transactions with Affiliates	54
7.11	Burdensome Agreements	55
7.12	Use of Proceeds	55
7.13	Organizational Documents; Material Agreements	55
7.14	Leverage Ratio	55

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		55
8.01	Events of Default	55
8.02	Remedies Upon Event of Default	57
8.03	Application of Funds	58

ii

ARTICLE IX. ADMINISTRATIVE AGENT		58
9.01	Appointment and Authority	58
9.02	Rights as a Lender	58
9.03	Exculpatory Provisions	59
9.04	Reliance by Administrative Agent	59
9.05	Delegation of Duties	60
9.06	Resignation of Administrative Agent	60
9.07	Non-Reliance on Administrative Agent and Other Lenders	61
9.08	Indemnification of Administrative Agent	61
9.09	Other Agents; Lead Managers	61
9.10	Administrative Agent May File Proofs of Claim	61

ARTICLE X. MISCELLANEOUS		62
10.01	Amendments, Etc.	62
10.02	Notices and Other Communications; Facsimile Copies	63
10.03	No Waiver; Cumulative Remedies	65
10.04	Attorney Costs; Expenses	66
10.05	Indemnification	66
10.06	Payments Set Aside	67
10.07	Successors and Assigns	67
10.08	Confidentiality	71
10.09	Set-off	72
10.10	Interest Rate Limitation	72
10.11	Counterparts; Effectiveness	72
10.12	Integration; Electronic Execution of Assignments and Certain Other Documents	73
10.13	Survival of Representations and Warranties	73
10.14	Severability	73
10.15	Governing Law	73
10.16	Waiver of Right to Trial by Jury, Etc.	74
10.17	USA PATRIOT Act Notice	74
10.18	No Advisory or Fiduciary Responsibility	75
10.19	ENTIRE AGREEMENT	75

SIGNATURES		S-1

iii

SCHEDULES

1.01	Currently Approved Persons
2.01	Commitments
5.12	Subsidiaries and other Equity Investments
7.01	Existing Liens
10.02	Addresses for Notices

EXHIBITS

Form of:

A-1	Borrowing Notice for Loans
A-2	Conversion/Continuation Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty (SXL Operations and MLP)
F	Intercompany Subordination Agreement
G-1	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships)
G-2	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships)
G-3	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships)
G-4	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships)
H	Summary Hedged Inventory Report

i

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of August 22, 2011, among SUNOCO PARTNERS MARKETING & TERMINALS L.P., a Texas limited partnership (the “Borrower”), SUNOCO LOGISTICS PARTNERS OPERATIONS L.P., a Delaware limited partnership (the “SXL Operations”), SUNOCO LOGISTICS PARTNERS L.P., a Delaware limited partnership (the “MLP”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and CITIBANK, N.A., as Administrative Agent.

The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

Account shall have the meaning set forth in Section 9-102 of the UCC.

Account Debtor means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

Acquisition means any transaction or series of related transactions for the purpose of, or resulting in, directly or indirectly, (a) the acquisition by a Company of all or substantially all of the assets of a Person or of any business or division of a Person; (b) the acquisition by a Company of more than 50% of any class of Voting Stock (or similar ownership interests) of any Person; or (c) a merger, consolidation, amalgamation, or other combination by a Company with another Person if a Company is the surviving entity, provided that, (i) in any merger involving the Borrower, the Borrower must be the surviving entity; and (ii) in any merger involving a Wholly-Owned Subsidiary and another Subsidiary, a Wholly-Owned Subsidiary shall be the survivor.

Acquisition Period means the fiscal quarter in which the payment of all or a portion of the purchase price for a Specified Acquisition occurs and the next succeeding two fiscal quarters. “Specified Acquisition” means an Acquisition or an Investment in a Permitted Joint Venture (a) for which the aggregate purchase price, when added to the aggregate purchase price for other Acquisitions and Investments in Permitted Joint Ventures closed during the twelve (12) calendar month period ending on the date of the payment of all or a portion of the purchase price of such Acquisition or Investment, exceeds $50,000,000, and (b) which is designated by the Borrower (by written notice to the Administrative Agent) as a “Specified Acquisition”.

Administrative Agent means Citibank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

Administrative Agent’s Office means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

Administrative Details Form means the Administrative Details Form furnished by a Lender to the Administrative Agent in connection with this Agreement.

Affiliate means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Aggregate Commitments has the meaning set forth in the definition of “Commitment.”

Aggregate Committed Sum means, on any date of determination, the sum of all Committed Sums then in effect for all Lenders (as the same may have been reduced, increased or canceled as provided in the Loan Documents).

Agreement means this Credit Agreement.

Applicable Rate means the following percentages per annum (stated in terms of basis points) set forth in the table below, on any date of determination, with respect to the Type of Borrowing or Facility Fee that corresponds to the Pricing Level, as determined based upon SXL Operations’ Debt Rating.

Pricing Level	Debt Rating	Facility Fee	Applicable Rate for Eurodollar Rate Loans	Applicable Rate for Base Rate Loans
1	≥A-/A3	7.5	92.5	0.0
2	BBB+/Baa1	10.0	115.0	15.0
3	BBB/Baa2	12.5	137.5	37.5
4	BBB-/Baa3	17.5	157.5	57.5
5	< BBB-/Baa3 or unrated	25.0	175.0	75.0

Each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 6.03(c) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

Approved Fund means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Approved Location means (i) a Sunoco Terminal, or (ii) storage locations or pipelines identified by the Borrower by notice to the Administrative Agent storing Hedged Eligible Inventory for which the owner, operator or landlord thereof has executed and delivered, if requested by the Administrative Agent, a waiver of lien, subordination agreement or similar agreement in form and substance reasonably acceptable to the Administrative Agent with respect to any Hedged Eligible Inventory stored at such terminal, tankage or facility. The Administrative Agent shall maintain a list of Approved Locations which shall be made available on a confidential basis to any Lender upon request subject to reasonable procedures approved by the Borrower and the Administrative Agent.

Arranger means each of Citigroup Global Markets Inc. and Barclays Capital (the investment banking division of Barclays Bank PLC), in their respective capacities as joint lead arrangers and bookrunners.

Assignment and Assumption means an Assignment and Assumption substantially in the form of Exhibit D or any other form approved by the Administrative Agent.

Attorney Costs means and includes all reasonable fees and reasonable disbursements of any law firm or other external counsel.

Attributable Indebtedness means, on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

Attributable Principal means, on any date, in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

Audited Financial Statement means the audited consolidated balance sheet of the MLP and its Subsidiaries for the fiscal year ended December 31, 2010 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the MLP and its Subsidiaries, including the notes thereto.

Authorizations means all filings, recordings, and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates, and permits from, any Governmental Authority.

Bank Guaranties means guaranties or other agreements or instruments serving a similar function issued by a bank or other financial institution.

Barclays means Barclays Bank PLC.

Base Rate means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.00% (b) the rate of interest in effect for such day as publicly announced from time to time by Citibank as its “prime rate” and (c) the Eurodollar Rate for a one month Interest Period that begins on such day (and if such day is not a Business Day, the immediately preceding Business Day) plus (i) 1.00% or (ii) 0.925% during any period in which the Applicable Rate is determined by reference to Pricing Level 1. The “prime rate” is a rate set by Citibank based upon various factors including Citibank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Citibank shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan means a Loan that bears interest based on the Base Rate.

Board means the Board of Governors of the Federal Reserve System of the United States of America.

Borrower has the meaning set forth in the introductory paragraph hereto.

Borrower Affiliate means each Subsidiary of the Borrower, the General Partner, SXL Operations, the general partner of SXL Operations, the MLP, the general partner of the MLP, and their respective Subsidiaries.

Borrowing means a borrowing consisting of simultaneous Loans of the same Type and having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

Borrowing Notice means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Loans as the same Type, pursuant to Section 2.03(a), which, if in writing, shall be substantially in the form of Exhibit A-1 or A-2, as applicable.

Business Day means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York or the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

Capital Expenditure by a Person means an expenditure (determined in accordance with GAAP) for any fixed asset owned by such Person for use in the operations of such Person having a useful life of more than one year, or any improvements or additions thereto.

Capital Lease means any capital lease or sublease which should be capitalized on a balance sheet in accordance with GAAP; provided that any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals, shall be treated as an operating lease for all purposes under this Agreement.

Change in Law means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Change of Control means any of the following shall occur (a) the failure of Sunoco to own, directly or indirectly, 51% of the equity interests of the general partner of the MLP which are entitled to vote for the board of directors or equivalent governing body of such general partner, (b) the failure of the MLP to own, free of all Liens, directly or indirectly, 100% of the general partner interests in SXL Operations and 100% of the limited partner interests in SXL Operations, (c) the failure of SXL Operations to own, free of all Liens, directly or indirectly, 100% of the general partner interests in the Borrower and 100% of the limited partner interests in the Borrower (d) the failure of Sunoco to control the management of the MLP, SXL Operations and the Borrower, or (e) the first day on which a majority of the members of the board of directors of the general partner of the MLP are not Continuing Directors.

Citibank means Citibank, N.A.

Closing Date means the date upon which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01 (or, in the case of Sections 4.01(b) and 4.01(c), waived by the Person entitled to receive the applicable payment).

Code means the Internal Revenue Code of 1986, as amended.

Commercial Operation Date means the date on which a Material Project is substantially complete and commercially operable.

Commitment means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed its Committed Sum, in each case as such amount may be reduced or adjusted from time to time in accordance with this Agreement (the aggregate Commitments of all the Lenders, collectively, the “Aggregate Commitments”).

Committed Sum means for any Lender, at any date of determination occurring prior to the Maturity Date, the amount stated beside such Lender’s name on the most-recently amended Schedule 2.01 to this Agreement, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable (in each case, which amount is subject to increase, reduction, or cancellation in accordance with the Loan Documents).

Company and Companies means, on any date of determination thereof, the MLP, SXL Operations, the Borrower and each of their respective Subsidiaries.

Compensation Period has the meaning set forth in Section 2.11(e)(ii).

Compliance Certificate means a certificate substantially in the form of Exhibit C.

Consolidated EBITDA means, for any period, for the MLP and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income for such period, (b) Consolidated Interest Charges for such period, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, and (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income. Consolidated EBITDA for a Rolling Period shall be calculated after giving effect, on a pro forma basis, to Acquisitions occurring during such period and through the date of calculation as if such Acquisitions occurred on the first day of the period; and, at Borrower’s option, Consolidated EBITDA shall be calculated by giving effect to Material Project EBITDA Adjustments.

Consolidated Interest Charges means, for any period, for the MLP and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses of the MLP and its Subsidiaries in connection with Indebtedness (including capitalized interest) other than Excluded Affiliate Debt, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the MLP and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

Consolidated Net Income means, for any period, for the MLP and its Subsidiaries on a consolidated basis, the net income or net loss of the MLP and its Subsidiaries from continuing operations, provided that there shall be excluded from such net income (to the extent otherwise included therein): (a) the income (or loss) of any entity other than a Subsidiary in which the MLP or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the MLP or such Subsidiary in the form of cash dividends or similar cash distributions; (b) net extraordinary gains and losses, and (c) any gains or losses attributable to non-cash write-ups or write-downs of assets, In addition, Consolidated Net Income shall not include the cost or proceeds of purchasing or selling options which are used to hedge future activity, until the period in which such hedged future activity occurs. Further, when determining Consolidated Net Income for any fiscal quarter, Consolidated Net Income shall not include any undistributed net income of a Subsidiary that is subject to a Contractual Obligation governing Indebtedness permitted under Section 7.04(c) which restricts the ability of such Subsidiary to make Restricted Payments if it is determined as of the last day of such fiscal quarter that such Contractual Obligation would prohibit a Restricted Payment at such time.

Consolidated Net Worth means the sum of (i) the amount of partners’ capital of the MLP determined as of such date in accordance with GAAP, and (ii) Designated Hybrid Securities.

Consolidated Total Debt means, as of any date of determination, Indebtedness of the MLP and its Subsidiaries on a consolidated basis as of such date, other than Indebtedness described in clause (b) of the definition thereof; provided, however, that for purposes of calculating the Leverage Ratio pursuant to Section 7.14, the following shall be excluded from Consolidated Total Debt: (i) Designated Hybrid Securities, and (ii) principal loan repayment obligations under this Agreement.

Continuing Directors means, as of any date of determination, any member of the board of directors of the general partner of the MLP who:

(a) was a member of such board of directors on the Closing Date; or

(b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

Contractual Obligation means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

Contribution Agreement means the Contribution, Conveyance and Assumption Agreement dated as of February 8, 2002 among Sunoco Partners LLC, the MLP, SXL Operations, and certain Affiliates of Sunoco.

Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

Credit Extension means a Borrowing.

Crude Settlement Date means, with respect to any month, the 20th day of such month, unless (a) the 20th day of such month is a Saturday, in which case the “Crude Settlement Date” for such month shall be the 19th day of such month, or (b) the 20th day of such month is a Sunday, in which case the “Crude Settlement Date” shall be the 21st day of such month; provided however, if the Crude Settlement Date for any month, determined as previously set forth in this definition, is not a Business Day, the “Crude Settlement Date” for such month shall be the next succeeding Business Day.

Currently Approved by Required Lenders means each Person (including any limit on the maximum amount of Hedged Eligible Inventory sold to such Person), and each other item, as the case may be, listed on Schedule 1.01 attached hereto (as the same may be amended from time to time with the consent of the Required Lenders by written notice given by the Administrative Agent to the Borrower), each of which have been approved by the Required Lenders. Any amended Schedule 1.01 will supersede and revoke the prior Schedule 1.01.

Customary Coverage means insurance coverage in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or its Subsidiaries operate.

Debt Rating of SXL Operations means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of SXL Operations’ non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply, unless there is a split in Debt Ratings of more than one level, in which case the level that is one level lower than the higher Debt Rating shall apply.

Debtor Relief Laws means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

Default Rate means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

Defaulting Lender means, at any time, subject to Section 2.16, a Lender as to which the Administrative Agent has notified the Borrower that (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan (unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied), or make any other payment due hereunder (each a “funding obligation”), (ii) such Lender has notified the Administrative Agent in writing, or has stated publicly, that it will not comply with a funding obligation hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent and the Borrower, in response to a written request of the Administrative Agent or the Borrower, that it will comply with its funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iii) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation) or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company. Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.16) upon notification of such determination by the Administrative Agent to the Borrower and the Lenders.

Designated Hybrid Securities means at the end of any fiscal quarter, the outstanding Hybrid Securities at such time in a face amount that does not exceed 15% of Total Capitalization at such time.

Disposition or Dispose means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property (including stock, partnership and other equity interests) by any

Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

Dollar and $ means lawful money of the United States of America.

EDGAR means the Electronic Data Gathering and Retrieval System of the United States Securities and Exchange Commission.

Eligible Assignee means any Person that meets the requirements to be an assignee under Section 10.07(b)(iii), and (v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).

Eligible Inventory means, at the time of determination thereof (and without duplication), Petroleum Products (specifically excluding, however, tank bottoms and pipeline linefill of the Borrower classified as a long-term asset) that (a) are owned by the Borrower at such time (and, at the time of any Borrowing, Petroleum Products to be owned by the Borrower which are being financed with the proceeds of such Borrowing as indicated in corresponding Borrowing Notice), (b) are located (or upon the purchase thereof are to be located) at Approved Locations, and (c) are not subject to any Lien in favor of any Person (other than Permitted Liens of the type described in clauses (c), (d) and (i) of Section 7.01).

Eligible Receivables means, at the time of any determination thereof (and without duplication), each Account of the Borrower as to which the following requirements have been fulfilled to the reasonable satisfaction of the Administrative Agent:

(a) the Borrower has lawful and absolute title to such Account, and such Account is a valid, legally enforceable obligation of an Account Debtor payable in Dollars;

(b) such Account arises from either

(i) the sale of Hedged Eligible Inventory to an Account Debtor pursuant to a Hedge Contract in the ordinary course of business of the Borrower (“Hedged Eligible Inventory Accounts”) or

(ii) the sale of Other Petroleum Products to an Account Debtor in the ordinary course of business of the Borrower, to the extent that any amounts are being deducted from Hedged Eligible Inventory Accounts that constitute Eligible Receivables pursuant to clause (c)(ii) of this definition by reason of accounts payable owed by the Borrower to the Account Debtor owing such Hedged Eligible Inventory Accounts (the “Hedged Eligible Inventory Account Debtor”) arising from the purchase by the Borrower of Other Petroleum Products from such Hedged Eligible Inventory Account Debtor;

(c) there has been excluded from such Account (i) any portion that is subject to any dispute, rejection, loss, non-conformance, counterclaim or other claim or defense on the part of any Account Debtor or to any claim on the part of any Account Debtor denying liability under such Account, and (ii) any portion that is subject to any offset, deduction or netting, whether or not a specific netting agreement may exist, unless such portion described in this clause (ii) is at the time in question covered by a Letter of Credit;

(d) such Account is not subject to any Lien in favor of any Person except for Permitted Liens of the type described in clauses (c) and (i) of Section 7.01;

(e) such Account is due not more than 30 days following the last day of the calendar month in which the Hedged Eligible Inventory (or Other Petroleum Products) delivery occurred and is not more than 30 days past due;

(f) such Account is not payable by an Account Debtor with more than twenty percent (20%) of its Accounts to the Borrower that are outstanding more than 60 days from the invoice date;

(g) the Account Debtor in respect of such Account (A) is located, is conducting significant business or has significant assets in the United States of America or is a Person Currently Approved by Required Lenders, and (B) is not a foreign governmental authority, and (C) is not an Affiliate of the Borrower, and (D) is not the subject of any event of the type described in Section 8.01(f); and

(h) such Account is (i) from an Account Debtor with an Investment Grade Rating; (ii) fully and unconditionally guaranteed as to payment by a Person with an Investment Grade Rating; (iii) from an Account Debtor Currently Approved by Required Lenders; or (iv) fully covered by a letter of credit from any national or state bank or trust company which is organized under the laws of the United States of America or any state thereof or any branch licensed to operate under the laws of the United States of America or any state thereof, which is a branch of a bank organized under any country which is a member of the Organization for Economic Cooperation and Development, in each case which has capital, surplus and undivided profits of at least $500,000,000 and whose commercial paper is rated at least P-1 by Moody’s or A-1 by S&P (a “Letter of Credit”).

Environmental Law means any applicable Law that relates to (a) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (b) the environment, including natural resources or any activity which affects the environment, (c) the regulation of any pollutants, contaminants, wastes, substances, and Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Water Pollution Control Act, as amended by the Clean Water Act (33 U.S.C. § 1251 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the National Environmental Policy Act of 1969 (42 U.S.C. § 4321 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Rivers and Harbors Act (33 U.S.C. § 401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 201 and § 300f et seq.), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984 (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and analogous state and local Laws, as any of the foregoing may have been and may be amended or supplemented from time to time, and any analogous enacted or adopted Law, or (d) the Release or threatened Release of Hazardous Substances.

ERISA means the Employee Retirement Income Security Act of 1974. Where applicable, a reference to the requirements of ERISA shall also incorporate the requirements of any regulations issued thereunder.

ERISA Affiliate means any trade or business (whether or not incorporated) under common control with SXL Operations within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions of this Agreement relating to obligations imposed under Section 412 of the Code).

ERISA Event means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by SXL Operations or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

Eurodollar Rate means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Citibank and with a term equivalent to such Interest Period would be offered by Citibank’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Citibank’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

Eurodollar Rate Loan means a Loan that bears interest at a rate based on clause (a) of the definition of the Eurodollar Rate.

Event of Default means any of the events or circumstances specified in Article VIII.

Excluded Affiliate Debt means Indebtedness that is included in the definition of Consolidated Total Debt, owed by SXL Operations to a Sunoco, Inc. Affiliate in an amount not to exceed $100,000,000 in the aggregate that (a) requires no payment of principal at any time prior to the date that is six (6) months after the later to occur of (i) the Maturity Date or (ii) the last occurring Stated Maturity Date of any Lender under the Multi-Year Credit Agreement, (b) requires no payment of interest during the existence of (i) a Default or Event of Default under this Agreement or (ii) a default or event of default under the Multi-Year Credit Agreement, (c) contains terms no less favorable to SXL Operations and its Subsidiaries than could be obtained on an arm’s length basis from third parties, and (d) is subordinated to the full payment of the Obligations and the obligations under the Multi-Year Credit Agreement pursuant to a subordination agreement substantially in the form attached as Exhibit F with such changes as may be approved by the Administrative Agent.

Excluded Taxes means any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender, or any other recipient, or required to be withheld or deducted from a payment to the Administrative Agent, any Lender, or other recipient, by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.07(b)), or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Lender’s failure to comply with Section 3.01(e), and (d) any U.S. federal withholding Taxes imposed under FATCA.

Facility Fee has the meaning specified in Section 2.08(a).

FATCA means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

Federal Funds Rate means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) charged to Citibank on such day on such transactions as determined by the Administrative Agent.

Fee Letters means (i) the letter agreement, dated July 20, 2011, between the Borrower and Citigroup Global Markets Inc. and (ii) the letter agreement, dated July 20, 2011, among the Borrower and Barclays Bank PLC; and Fee Letter means any one of them.

First Purchase Crude Payables means the unpaid amount of any payable obligation related to the purchase of Petroleum Products secured by a valid statutory Lien, including but not limited to valid statutory Liens, if any, created under the laws of Texas, New Mexico, Wyoming, Kansas, Oklahoma or any other state.

Foreign Lender means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes as of the date of this Agreement. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

Fund means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

General Partner means Sunoco Logistics Partners Operations GP LLC, a Delaware limited liability company, the general partner of the Borrower.

Governmental Authority means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Granting Lender has the meaning specified in Section 10.07(g).

Guarantors means, collectively, SXL Operations and the MLP.

Guaranty means, collectively, (i) that certain Guaranty, substantially in the form of Exhibit E hereto, dated as of even date herewith made by the MLP in favor of the Administrative Agent on behalf of the Lenders guaranteeing the Obligations, and (ii) that certain Guaranty, substantially in the form of Exhibit E hereto, dated as of even date herewith made by SXL Operations in favor of the Administrative Agent on behalf of the Lenders guaranteeing the Obligations.

Guaranty Obligation means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other payment obligation of another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other payment obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other payment obligation of the payment of such Indebtedness or other payment obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other payment obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Indebtedness or other payment obligation of the payment thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other payment obligation of any other Person, whether or not such Indebtedness or other payment obligation is assumed by such Person; provided, however, that the term

“Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be the lesser of (a) an amount equal to the stated or determinable outstanding amount of the related primary obligation and (b) the maximum amount for which such guarantying Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless the outstanding amount of such primary obligation and the maximum amount for which such guarantying Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

Hazardous Substance means (a) any substance that is designated, defined, or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance, or that is otherwise regulated, under any Environmental Law, including without limitation any hazardous substance within the meaning of Section 101(14) of CERCLA, and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons.

Hedged Eligible Inventory means Eligible Inventory which has been, or contemporaneous with the purchase thereof will be, hedged by the Borrower pursuant to a Hedging Contract which is (a) either (i) a NYMEX contract or an Intercontinental Exchange contract, or (ii) an over-the-counter contract or a contract for physical delivery, in each case in this clause (ii), with a counterparty with an Investment Grade Rating or other counterparty Currently Approved by Required Lenders, and (b) to the extent that such Hedging Contract is with a broker or other intermediary, is pursuant to a segregated account satisfactory to the Administrative Agent for which the broker, intermediary, or other account holding institution has waived any right to setoff, counterclaim or netting pursuant to a written agreement in form and substance satisfactory to the Administrative Agent.

Hedged Value means, as to Hedged Eligible Inventory, at any time, an amount equal to the volume of such Hedged Eligible Inventory times the applicable prices set forth in such corresponding Hedging Contract.

Hedging Contract means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving commodities or commodity prices, (b) any option, futures or forward contract traded on an exchange involving commodities or commodity prices, and (c) any other derivative agreement or other similar agreement or arrangement. A Hedging Contract may be documented pursuant to a NYMEX contract, an Intercontinental Exchange contract, an over-the-counter contract or a contract for physical delivery.

Hybrid Securities means any trust preferred securities or deferrable interest subordinated debt issued by SXL Operations, the MLP or a Financing Vehicle with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions at the option of the issuer thereof. “Financing Vehicle” means a business trust, limited liability company, limited partnership or similar entity (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more Wholly-Owned Subsidiaries) at all times by SXL Operations or the MLP, (ii) that has been formed for the sole purpose of issuing trust preferred securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of SXL Operations or the MLP and (B) payments made from time to time on such subordinated debt.

Increase Effective Date has the meaning set forth in Section 2.13(b).

Indebtedness means, as to any Person at a particular time, all of the following:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including all reimbursement obligations of such Person in respect of Indebtedness described in clause (b) below;

(b) the face amount of all letters of credit (including standby and commercial), banker’s acceptances, Bank Guaranties, surety bonds, and similar instruments issued for the account of such Person, and, without duplication, all drafts drawn and unpaid thereunder;

(c) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, other than trade accounts payable in the ordinary course of business, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(d) Capital Leases;

(e) Off-Balance Sheet Liabilities; and

(f) all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person except for customary exceptions acceptable to the Required Lenders. The amount of any Capital Lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

Indemnified Liabilities has the meaning set forth in Section 10.05.

Indemnified Taxes means Taxes other than Excluded Taxes.

Indemnitees has the meaning set forth in Section 10.05.

Independent Insurers means sound and reputable insurance companies not Affiliates of the Borrower.

Intellectual Property Agreement means the Intellectual Property and Trademark License Agreement dated as of February 8, 2002, among SXL Operations, Sunoco, Sunoco R&M, the MLP and certain other Affiliates of Sunoco.

Interest Payment Date means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

Interest Period means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Borrowing Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period applicable to any Loan shall extend beyond the Maturity Date.

Interrefinery Lease Agreement means the Interrefinery Lease Agreement between Sunoco Pipeline L.P. and Sunoco R&M dated as of February 8, 2002.

Investment means, as to any Person, any acquisition or investment by such Person, whether directly or through a Subsidiary of such Person, by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

Investment Grade Rating means, with respect to any Person, ratings of BBB- and Baa3 or better by S&P and Moody’s, respectively, of such Person’s long-term non-enhanced senior unsecured debt.

IRS means the United States Internal Revenue Service.

Laws means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, licenses, authorizations and permits of, any Governmental Authority.

Lender has the meaning specified in the introductory paragraph hereto.

Lender Insolvency Event means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided, that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its Parent Company or the exercise of control over such Lender or its Parent Company by a Governmental Authority or an instrumentality thereof.

Lending Office means, as to any Lender, the office or offices of such Lender set forth on its Administrative Details Form, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

Letter of Credit has the meaning set forth in clause (h)(iv) of the definition of “Eligible Receivables.”

Leverage Ratio means, as of any date of determination, the ratio of (a) (i) Consolidated Total Debt as of such date minus (ii) Excluded Affiliate Debt as of such date to (b) (i) Consolidated EBITDA for the Rolling Period ending on such date, or if such date is not the last day of a fiscal quarter, ending on the last day of the fiscal quarter most recently ended.

Lien means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever to secure or provide for payment of any obligation of any Person, (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

Loan has the meaning specified in Section 2.01.

Loan Documents means, collectively, this Agreement, each Note, the Fee Letters, each Borrowing Notice, each Compliance Certificate, the Guaranty, the Summary Hedged Inventory Reports and any other document executed by the Borrower or a Guarantor which contains a provision stating that it is a “Loan Document” as herein defined.

Loan Parties means, collectively, the Borrower and the Guarantors.

Loan Value means, at any time, as determined by the Borrower and reasonably satisfactory to the Administrative Agent, the sum of (a) the Hedged Value of all Hedged Eligible Inventory, plus (b) the aggregate amount of all Eligible Receivables, minus (i) all related storage, transportation and other applicable costs of such Hedged Eligible Inventory, and (ii) (A) the Hedged Value of all Hedged Eligible Inventory encumbered by Liens securing First Purchase Crude Payables and (B) the dollar amount of all First Purchase Crude Payables relating to Eligible Receivables to the extent, in the case of clauses (A) and (B), that such First Purchase Crude Payables are not at the time in question fully covered to the satisfaction of the Administrative Agent by a Letter of Credit.

Marketing Companies means, collectively, the Borrower and its Subsidiaries.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of (i) the Borrower and its Subsidiaries taken as a whole, (ii) SXL Operations and its Subsidiaries taken as a whole or (iii) the MLP and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under the Loan Documents, or a material impairment of SXL Operations and the MLP, collectively, to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower, SXL Operations or the MLP of any Loan Documents to which it is a party.

Material Agreement means (a) each SXL Operations Operating Agreement, and (b) any other contract material to the business of SXL Operations and its Subsidiaries, taken as a whole.

Material Project means any capital construction or expansion project of the Borrower or its Subsidiaries, the aggregate capital cost or budgeted capital cost of which, in each case, including capital costs expended prior to the Acquisition of any such project by the Borrower or its Subsidiaries, as the case may be, exceeds $25,000,000.00.

Material Project EBITDA Adjustments means, with respect to each Material Project

(a) for any Rolling Period ending on or prior to the last day of the fiscal quarter in which the Commercial Operation Date of such Material Project occurs, a percentage (based on the then-current completion percentage of such Material Project) of an amount determined by SXL Operations and approved by the Administrative Agent as the projected Consolidated EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined by SXL Operations in good faith and in a commercially reasonable manner based on customer contracts or tariff-based customers relating to such Material Project, the creditworthiness of the other parties to such contracts or such tariff-based customers, projected revenues from such contracts, tariffs, capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions and other similar factors deemed appropriate by SXL Operations) which may, at SXL Operations’ option, for purposes of calculating the Leverage Ratio, be added to Consolidated EBITDA for the fiscal quarter in which construction or expansion of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but without duplication of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date as reflected in the Responsible Officer’s Certificate delivered pursuant to clause (c)(i) of this definition then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after the actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the actual period of delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days, 100%; and

(b) for each Rolling Period ending on the last day of the first, second and third fiscal quarters, respectively, immediately following the fiscal quarter during which the Commercial Operation Date occurs, an amount equal to the projected Consolidated EBITDA attributable to the Material Project, determined in accordance with clause (a) above, for the period from but excluding the end of such Rolling Period through and including the last day of the fourth fiscal quarter following the fiscal quarter during which the Commercial Operation Date occurs, may, at SXL Operations’ option, for purposes of calculating the Leverage Ratio, be added to Consolidated EBITDA for such Rolling Period (net of any actual Consolidated EBITDA attributable to the Material Project) through and including the last day of the fiscal quarter during which the Commercial Operation Date occurs.

(c) Notwithstanding the foregoing:

(i) no such additions shall be allowed with respect to any Material Project unless at least 20 days prior to the delivery of any Compliance Certificate on which Material Project EBITDA Adjustments will be reflected for a Material Project (or such shorter time period as may be agreed by the Administrative Agent), SXL Operations shall have delivered to the Administrative Agent a certificate of a Responsible Officer of SXL Operations certifying as to the scheduled Commercial Operation Date of such Material Project and as to the amount determined by SXL Operations as the projected Consolidated EBITDA attributable to such Material Project, together with a reasonably detailed explanation of the basis therefor and such other information and documentation as the Administrative Agent or any Lender may reasonably request; and

(ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project

EBITDA Adjustments or any adjustments for Acquisitions pursuant to the definition of Consolidated EBITDA).

Maturity Date means (a) the Stated Maturity Date, or (b) such earlier effective date of any other termination, cancellation, or acceleration of all Commitments under this Agreement.

Maximum Amount and Maximum Rate respectively mean, for each Lender, the maximum non-usurious amount and the maximum non-usurious rate of interest which, under applicable Law, such Lender is permitted to contract for, charge, take, reserve, or receive on the Obligations.

MLP has the meaning set forth in the introductory paragraph hereto.

Moody’s means Moody’s Investors Service, Inc.

Multiemployer Plan means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which SXL Operations or any ERISA Affiliate makes or is obligated to make contributions, or has made or been obligated to make contributions during the current calendar year or preceding five calendar years.

Multi-Year Credit Agreement means the Credit Agreement dated as of even date herewith among SXL Operations, Citibank, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, and the lenders therein named.

Non-Consenting Lender means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.

Non-Defaulting Lender means, at any time, a Lender that is not a Defaulting Lender.

Notes means promissory notes of the Borrower, substantially in the form of Exhibit B hereto, evidencing the obligation of Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

NYMEX means the New York Mercantile Exchange.

Obligations means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

Off-Balance Sheet Liabilities means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws

(including Debtor Relief Laws); (b) Synthetic Lease Obligations; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which (i) upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries.

Omnibus Agreement means the Omnibus Agreement dated as of February 8, 2002, among the MLP, the general partner of SXL Operations, SXL Operations, Sunoco, Sunoco R&M and certain other Affiliates of Sunoco.

Organization Documents means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

Other Connection Taxes means, with respect to the Administrative Agent, any Lender, or any other recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Petroleum Products means, at the time of determination thereof (and without duplication), Petroleum Products (specifically excluding, however, tank bottoms and pipeline linefill of the Borrower classified as a long-term asset) owned by the Borrower or for which the Borrower has contracted to purchase that do not constitute Hedged Eligible Inventory.

Other Taxes means all present or future stamp, documentary, intangible, recording, or filing taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Outstanding Amount means with respect to Loans on any date, the aggregate principal amount of Loans outstanding on such date after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date.

Parent Company means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

Participant has the meaning specified in Section 10.07(d).

Partnership Agreement (SXL Marketing) means the First Amended and Restated Agreement of Limited Partnership of Sunoco Partners Marketing & Terminals L.P., dated as of February 8, 2002.

Partnership Agreement (MLP) means the Second Amended and Restated Agreement of Limited Partnership of the MLP, dated as of July 20, 2004.

Participant Register has the meaning specified in Section 10.07(d).

Partnership Agreement (SXL Operations) means the Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners Operations L.P., dated as of February 8, 2002.

PBGC means the Pension Benefit Guaranty Corporation.

Pension Act means the Pension Protection Act of 2006.

Pension Funding Rules means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan means any “employee pension benefit plan” (as such term is defined in Section 3(2)(A) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by SXL Operations or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

Permitted Investments means:

(a) United States Dollars;

(b) direct general obligations, or obligations of, or obligations fully and unconditionally guaranteed as to the timely payment of principal and interest by, the United States or any agency or instrumentality thereof having remaining maturities of not more than thirteen (13) months, but excluding any such securities whose terms do not provide for payment of a fixed dollar amount upon maturity or call for redemptions;

(c) certificates of deposit and eurodollar time deposits with maturities of thirteen (13) months or less, bankers acceptances with maturities not exceeding one hundred eighty (180) days, overnight bank deposits and other similar short term instruments, in each case with any domestic commercial bank having capital and surplus in excess of $500,000,000 and having a rating of at least “A2” by Moody’s and at least “A” by S&P;

(d) repurchase obligations with a term of not more than thirteen (13) months for underlying securities of the types described in (b) and (c) above entered into with any financial institution meeting the qualifications in (c) above;

(e) commercial paper (having original maturities of not more than two hundred seventy (270) days) of any person rated “P-1” or better by Moody’s or “A-1” or the equivalent by S&P; and

(f) money market mutual or similar funds having assets in excess of $100,000,000, at least 95% of the assets of which are comprised of assets specified in clause (a) through (e) above.

Permitted Joint Venture means any Person (other than a Subsidiary) in which the Borrower owns (including ownership through its Subsidiaries) equity interests representing less than 100% of the total outstanding equity interests of such Person, provided that such Person is engaged only in the businesses that are permitted for the Borrower and its Subsidiaries pursuant to Section 7.09.

Permitted Liens means Liens permitted under Section 7.01 as described in such Section.

Person means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

Petroleum Products means crude oil, condensate, natural gas, natural gas liquids (NGLs), liquefied petroleum gases (LPGs), refined petroleum products or any blend thereof.

Plan means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or sponsored by SXL Operations or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate maintains or is required to make contributions.

Present and Related Businesses means all businesses engaged in by the Borrower or any Borrower Affiliate as of the Closing Date, including the storage marketing, blending, gathering, transportation and distribution of hydrocarbons, and businesses related thereto.

Pro Rata Share means, at any date of determination, for any Lender, the percentage (carried out to the ninth decimal place) that its Committed Sum at such time bears to the Aggregate Committed Sum at such time; provided that if the commitment of each Lender to make Loans have been terminated pursuant to Section 8.02 or has otherwise expired, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

Quarterly Distributions means with respect to SXL Operations, the distributions by SXL Operations of Available Cash (as defined in the Partnership Agreement (SXL Operations)), or with respect to MLP, the distributions by the MLP of Available Cash (as defined in the Partnership Agreement (MLP)).

Register has the meaning set forth in Section 10.07(c).

Related Parties means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

Release means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposal, deposit, dispersal, migrating, or other movement into the air, ground, or surface water, or soil in violation of any Environmental Law.

Removal Effective Date has the meaning set forth in Section 9.06(a).

Reportable Event means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Request for Credit Extension means a Borrowing Notice.

Required Lenders means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Outstanding Amount of all Loans; provided that the Commitment of, and the portion of the Outstanding Amount of all Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

Resignation Effective Date has the meaning set forth in Section 9.06(a).

Responsible Officer means the president, chief executive officer, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

Restricted Payment by a Person means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interest in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interest or of any option, warrant or other right to acquire any such equity interest.

Rolling Period means any period of four consecutive fiscal quarters.

S&P means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

Servicing Employees has the meaning set forth in Section 5.15.

SPC has the meaning specified in Section 10.07(g).

Specified Acquisition has the meaning set forth in the definition of “Acquisition Period”.

Stated Maturity Date means August 20, 2012.

Subsidiary of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of SXL Operations.

Summary Hedged Inventory Report means a summary report with respect to the Hedged Eligible Inventory, as described in Section 6.02(d).

Sunoco means Sunoco, Inc., a Pennsylvania corporation.

Sunoco Contract Party means any Sunoco, Inc. Affiliate that is a party to a Material Agreement with the MLP, SXL Operations or any Subsidiary of SXL Operations or any of their respective Subsidiaries Subsidiary of Borrower, and any permitted assignee.

Sunoco, Inc. Affiliate means Sunoco and each Affiliate of Sunoco other than the Companies.

Sunoco Pipeline L.P. means Sunoco Pipeline L.P., a Texas limited partnership, any successor entity or any entity to which all or substantially all of its assets are transferred.

Sunoco R&M means Sunoco, Inc. R&M, a Pennsylvania corporation.

Sunoco Terminal means any storage terminal, tankage or facility owned by (i) a Loan Party, or (ii) an Affiliate of a Loan Party that has executed and delivered a waiver of lien in form and substance reasonably acceptable to the Administrative Agent with respect to any Hedged Eligible Inventory stored at such terminal, tankage or facility.

SXL Operations has the meaning set forth in the introductory paragraph hereto.

SXL Operations Operating Agreements means the following: (a) SXL Operations’ and its Subsidiaries’ Organization Documents, (b) the Omnibus Agreement, (c) the Contribution Agreement, (d) the Throughput Agreement, (e) the Interrefinery Lease Agreement, (f) the Treasury Services Agreement, and (g) the Intellectual Property Agreement.

Swap Contract means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Swap Termination Value means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

Synthetic Lease Obligation means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment). The amount of any Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Principal in respect thereof as of such date.

Taxes means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Throughput Agreement means the Pipelines and Terminals Storage and Throughput Agreement between SXL Operations, Sunoco R&M, and certain other Affiliates of Sunoco dated as of February 8, 2002.

Total Capitalization means, as of any date of determination, the total of (i) Consolidated Total Debt plus (ii) Consolidated Net Worth.

Treasury Services Agreement means the Amended and Restated Treasury Services Agreement between SXL Operations, the MLP, and Sunoco, dated as of November 26, 2003, pursuant to which SXL Operations and the MLP participate in Sunoco’s centralized cash management program.

Type means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

UCC means the Uniform Commercial Code as in effect in the State of New York.

Unauthorized Assignment means an assignment by a Sunoco Contract Party of any of its obligations under a SXL Operations Operating Agreement other than an assignment to a Person who (a) has either (i) an Investment Grade Rating or (ii) ratings by S&P and Moody’s of such Person’s long-term non-enhanced senior unsecured debt that are equal to or higher than such debt ratings of Sunoco, and (b) fully assumes the obligations of such Sunoco Contract Party under such SXL Operations Operating Agreement.

Unfunded Pension Liability means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

U.S. Person means any person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate has the meaning assigned to such term in Section 3.01(e).

Voting Stock means the capital stock (or equivalent thereof) of any class or kind, of a Person, the holders of which are entitled to vote for the election of directors, managers, or other voting members of the governing body of such Person.

Wholly-Owned when used in connection with a Person means any Subsidiary of such Person of which all of the issued and outstanding shares of stock (except shares required as directors’ qualifying shares) shall be owned by such Person or one or more of its Wholly-Owned Subsidiaries.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Unless otherwise specified, Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The words “include”, “includes” and “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced.

(v) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance by the MLP and its Subsidiaries with any covenant (including the computation of any financial covenant) contained herein, Indebtedness shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the MLP and its Subsidiaries or to the determination of any amount for the MLP and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the MLP is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein. [

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II.

THE COMMITMENTS AND BORROWINGS

2.01 Loans.

(a) Subject to the terms and conditions set forth herein, each Lender severally, but not jointly, agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment. Such Borrowings may be prepaid and reborrowed from time to time in accordance with the terms and provisions of the Loan Documents; provided that, each such Borrowing must occur on a Business Day and no later than the Business Day immediately preceding the Maturity Date, and provided, further, that after giving effect to any Borrowing of Loans, (i) the aggregate Outstanding Amount of all Loans shall not exceed the lesser of (x) the Loan Value at such time, and (y) the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Loans of any Lender shall not exceed such Lender’s Commitment.

(b) Loans shall be available to the Borrower for the purposes set forth in Section 6.12.

2.02 Reserved.

2.03 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing of Loans, each conversion of Loans from one Type to the other, and each continuation of Loans as the same Type shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m., New York time, (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans, (ii) one Business Day prior to the conversion of Eurodollar Rate Loans to Base Rate Loans, and (iii) on the requested date of any Borrowing of Base Rate Loans. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Notice, appropriately completed and signed by an authorized officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans as the same Type, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Borrowing Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Borrowing Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Borrowing Notice with respect to Loans, the Administrative Agent shall promptly notify each Lender of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing of Loans, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m., New York time, on the Business Day specified in the applicable Borrowing Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Citibank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Eurodollar Rate Loan upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect at any given time with respect to Loans.

2.04 Prepayments.

(a) Optional Prepayments.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay in whole or in part the Loans without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m., New York time, (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

(ii) Unless a Default or Event of Default has occurred and is continuing or would arise as a result thereof, any payment or prepayment of the Loans may be reborrowed by Borrower, subject to the terms and conditions hereof.

(b) Mandatory Prepayments. If for any reason the Outstanding Amount of all Loans at any time exceeds (i) the Aggregate Commitments then in effect, the Borrower shall within one Business Day prepay the Loans in an amount equal to such excess, or (ii) the Loan Value at such time, the Borrower shall within three Business Days prepay the Loans in an amount equal to such excess.

(c) Prepayments: Interest/Consequential Loss. All prepayments under this Section 2.04 shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid. The Borrower shall pay any amounts due under Section 3.05 with respect to such prepayments.

2.05 Reduction or Termination of Commitments.

The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or permanently reduce the Aggregate Commitments to an amount not less than the then Outstanding Amount of all Loans; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Aggregate Commitments shall be applied to the Aggregate Commitments of each Lender according to its Pro Rata Share. All Facility Fees on the portion of the Commitment so terminated which have accrued to the effective date of any termination of Commitments shall be paid on the effective date of such termination.

2.06 Repayment of Loans.

The Borrower shall repay to each Lender on the Maturity Date the aggregate principal amount of such Lender’s Loans outstanding on such date.

2.07 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) While any Event of Default exists pursuant to Sections 8.01(a) or 8.01(f) the Borrower shall pay interest on the principal amount of all outstanding Loans at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) If the designated rate applicable to any Borrowing exceeds the Maximum Rate, the rate of interest on such Borrowing shall be limited to the Maximum Rate, but any subsequent reductions in such designated rate shall not reduce the rate of interest thereon below the Maximum Rate until the total amount of interest accrued thereon equals the amount of interest which would have accrued thereon if such designated rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of the Outstanding Amount of any Loans, the total amount of interest paid or accrued is less than the amount of interest which would have accrued if such designated rates had at all times been in effect, then, at such time and to the extent permitted by Law, the Borrower shall pay an amount equal to the difference between (a) the lesser of the amount of interest which would have accrued if such designated rates had at all times been in effect and the amount of interest which would have accrued if the Maximum Rate had at all times been in effect, and (b) the amount of interest actually paid or accrued on such Outstanding Amount.

2.08 Fees.

(a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a facility fee (the “Facility Fee”) equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments, regardless of usage, subject to adjustment as provided in Section 2.16. The Facility Fee payable to each Lender shall accrue at all times from the Closing Date until the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. The Facility Fee shall accrue at all times from and after the Closing Date, including at any time during which one or more of the conditions in Article IV is not met.

(b) Arranger’s and Agency Fees. The Borrower shall pay certain fees to each Arranger for such Arranger’s own account, and shall pay an agency fee to the Administrative Agent for the Administrative Agent’s own account, in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

(c) Lenders’ Upfront Fee. On the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, an upfront fee in the agreed amount in accordance with the applicable Fee Letter. Such upfront fees are for the credit facilities by the Lenders under this Agreement and are fully earned on the date paid. The upfront fee paid to each Lender is solely for its own account and is nonrefundable for any reason whatsoever.

2.09 Computation of Interest and Fees. Computation of interest on Loans whose interest rate is determined by reference to the prime rate shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.10 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of such Lender shall control. Upon the request of any Lender made through the Administrative Agent, such Lender’s Loans may be evidenced by one or more Notes. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

2.11 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon, New York time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 noon, New York time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) If no Default or Event of Default exists and if no order of application is otherwise specified in the Loan Documents, payments and prepayments of the Obligations shall be applied first to fees, second to accrued interest then due and payable on the Outstanding Amount of Loans, and then to the remaining Obligations in the order and manner as Borrower may direct.

(d) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully the Obligations, or if a Default or Event of Default exists, any payment or prepayment shall be applied in the following order: (i) to the payment of enforcement expenses incurred by the Administrative Agent, including Attorney Costs; (ii) to the ratable payment of all other fees, expenses, and indemnities for which the Administrative Agent or Lenders have not been paid or reimbursed in accordance with the Loan Documents (as used in this Section 2.11(d)(ii), a “ratable payment” for any Lender or the Administrative Agent shall be, on any date of determination, that proportion which the portion of the total fees, expenses, and indemnities owed to such Lender or the Administrative Agent bears to the total aggregate fees and indemnities owed to all Lenders and the Administrative Agent on such date of determination); (iii) to the ratable payment of accrued and unpaid interest on the Outstanding Amount of Loans (as used in this Section 2.11(d)(iii), “ratable payment” means, for any Lender, on any date of determination, that proportion which the accrued and unpaid interest on the Outstanding Amount of Loans owed to such Lender bears to the total accrued and unpaid interest on the Outstanding Amount of Loans owed to all Lenders); (iv) to the ratable payment of the Outstanding Amount of Loans (as used in this Section 2.11(d)(iv), “ratable payment” means for any Lender, on any date of determination, that proportion which the Outstanding Amount of Loans owed to such Lender bears to the Outstanding

Amount of Loans owed to all Lenders); and (v) to the payment of the remaining Obligations, if any, in the order and manner Required Lenders deem appropriate.

(e) Unless the Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder (or, in the case of a Lender’s notice associated with a Base Rate Loan, prior to 1:00 p.m., New York time, on the date of the funding of such Loan) that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds, at the greater of the Federal Funds Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan, included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.

(f) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(g) The obligations of the Lenders hereunder to make Loans, and to make payments pursuant to Section 9.08 are several and not joint. The failure of any Lender to make any Loan, fund any participation or make any payment pursuant to Section 9.08 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment pursuant to Section 9.08.

(h) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12 Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party.

2.13 Increase in Aggregate Committed Sum.

(a) Provided there exists no Event of Default, the Borrower may from time to time provide notice to the Administrative Agent (who shall promptly notify the Lenders) that (i) one or more Lenders has or have agreed to increase its (or their) Committed Sum under the Credit Agreement, or (ii) one or more Eligible Assignees (other than a Lender) has or have agreed to become Lender(s) pursuant a joinder agreement in form and substance satisfactory to the Administrative Agent; provided, that (A) the Borrower shall be required to obtain the prior written consent of the Administrative Agent to the addition of any new Lender, (B) the minimum Committed Sum of any new Lender shall be $5,000,000, and (C) the Aggregate Committed Sum may at no time exceed $300,000,000. No Lender is obligated to increase its Committed Sum at any time pursuant to this Section 2.13.

(b) If the Aggregate Committed Sum is increased in accordance with this Section 2.13, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of such increase and the Increase Effective Date. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower and of each Guarantor dated as of the Increase Effective Date signed by a Responsible Officer of each such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V of the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in Sections 5.05(a) and 5.05(b) shall be deemed to refer to the most recent financial statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Event of Default exists. The Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Aggregate Committed Sum under this Section 2.13.

(c) This Section 2.13 shall supersede any provisions in Sections 2.12 or 10.01 to the contrary.

2.14 Reserved.

2.15 Reserved.

2.16 Defaulting Lenders.

(a) Defaulting Lender Waterfall. Any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated account and (subject to Section 2.16(e)) will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, three to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fourth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and fifth to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(b) Certain Fees. Anything herein to the contrary notwithstanding, during any period which a Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to receive any Facility Fee pursuant to Section 2.08(a) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees) except to extent allocable to the sum of the Outstanding Amount of the Loans funded by it (and the Borrower shall not be required to pay the remaining amount of such Facility Fee that otherwise would have been required to have been paid to that Defaulting Lender). The pro rata payment provisions of Section 2.12 will automatically be deemed adjusted to reflect the provisions of this Section.

(c) Termination of Defaulting Lender Commitment. The Borrower may terminate the unused amount of any Defaulting Lender’s Commitment upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.16(a) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that, unless otherwise specifically agreed in writing by the

Borrower, neither such termination nor any other provision, or act taken by the Borrower, hereunder will be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

(d) Replacement of Defaulting Lender. The Borrower may require a Defaulting Lender to assign and delegate its interests, rights and obligations under this Agreement in accordance with Section 3.07(b).

(e) Cure. If the Borrower and the Administrative Agent agree in writing in their discretion that a Lender that is a Defaulting Lender, as the case may be, should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.16(a)), such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the participations in Loans of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and the participations in Loans of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by Law. If any applicable Law requires the deduction or withholding of any Tax from any such payment, then the Borrower, Administrative Agent, or any Guarantor, as applicable, shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with the applicable Law and, if such Tax is an Indemnified Tax, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions of Indemnified Taxes applicable to additional sums payable under this Section) the Administrative Agent or Lender(s), as the case may be, receives an amount equal to the sum it would have received had no such deductions been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower (or a Guarantor, as applicable) to a Governmental Authority, the Borrower (or such Guarantor, as applicable) shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to any Lender or the Administrative Agent under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or the Administrative Agent, as the case may be, were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or the Administrative Agent, as applicable, shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or the Administrative Agent, as applicable, has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower (or a Guarantor, as applicable) or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower (or such Guarantor, as applicable) an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower (or such Guarantor, as applicable) under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower (or such Guarantor, as applicable), upon the request of the Administrative Agent, or such Lender, agrees to repay the amount paid over to the Borrower (or such Guarantor, as applicable) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01(g) shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank eurodollar market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the reasonable judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates. If the Administrative Agent or the Required Lenders determine in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, then the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(d));

(ii) subject any Lender or to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss (excluding loss of anticipated profits), cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation. A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods. The Borrower shall pay the Administrative Agent or such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

3.07 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, or eliminate the need for the notice pursuant to Section 3.02, as applicable and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and, in each case, such Lender has declined or is unable to eliminate the requirement to pay any such additional amounts by designating a different Lending Office in accordance with Section 3.07(a), or if any Lender is a Defaulting Lender or Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and payment in full of all the other Obligations.

ARTICLE IV.

CONDITIONS PRECEDENT

4.01 Conditions to Closing Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the Closing Date which is scheduled to occur upon the satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) and unless otherwise specified, each properly executed by an authorized officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and the Guaranty, each dated as of the Closing Date;

(ii) Notes executed by the Borrower in favor of each Lender requesting such Notes, each dated as of the Closing Date;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of officers of each Loan Party as the Administrative Agent may require to establish the identities of and verify the authority and capacity of each officer thereof authorized to act in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such evidence as the Administrative Agent may reasonably require to verify that each Loan Party and the General Partner is duly organized or formed, validly existing, in good standing in the jurisdiction of its organization;

(v) a certificate signed by an a Responsible Officer of the Borrower certifying (A) that the representations and warranties contained in Article V are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that are already qualified as to materiality in the text thereof) on and as of such date, (B) no Default or Event of Default has occurred and is continuing as of such date, (C) since December 31, 2010 there has occurred no event or condition that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (D) there is no litigation, investigation or proceeding known to and affecting the Borrower or any Borrower Affiliate for which the Borrower is required to give notice pursuant to Section 6.03(c) (or, if there is any such litigation, investigation or proceeding, then a notice containing the information required by Section 6.03(c) shall be given concurrently with the delivery of the certificate given pursuant to this clause (v)), and (E) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority by or against the Borrower or any Borrower Affiliate, or any of their respective properties, that could reasonably be expected to have a Material Adverse Effect;

(vi) receipt of audited financial statements of the MLP as of December 31, 2010, unaudited financial statements of the MLP as of June 30, 2011, and such other financial information as the Administrative Agent may reasonably request;

(vii) opinions from (i) Vinson & Elkins LLP, counsel to each Loan Party and the General Partner, and (ii) Kathleen Shea-Ballay, counsel to each Loan Party and the General Partner, in each case, addressed to the Administrative Agent and each Lender, as to the matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(viii) evidence of the simultaneous closing and effectiveness of the Multi-Year Credit Agreement; and

(ix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b) Any fees due and payable at the Closing Date shall have been paid.

(c) The Borrower shall have paid Attorney Costs of the Administrative Agent to the extent invoiced prior to, or on, the Closing Date.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

4.02 Conditions to all Loans. The obligation of each Lender to honor any Borrowing Notice with respect to Loans (other than a Borrowing Notice requesting only a conversion of Loans to the other Type, or a continuation of Loans as the same Type) is subject to the following conditions precedent:

(a) The representations and warranties of the Loan Parties contained in Article V (other than Section 5.05(c)), or which are contained in any document furnished at any time under or in connection herewith, shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Request for Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default or Event of Default, and no “Default” or “Event of Default” under the Multi-Year Credit Agreement, shall exist or would result from such proposed Request for Credit Extension.

(c) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) The Administrative Agent shall have received a Summary Hedged Inventory Report which shall include the Hedged Eligible Inventory being financed with such Borrowing.

Each Request for Credit Extension (other than a Borrowing Notice requesting only a conversion of Loans to the other Type or a continuation of Loans as the same Type) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each of the Borrower and the Guarantors represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence; Qualification and Power; Compliance with Laws. As of the Closing Date, the General Partner shall be the sole general partner of the Borrower. All of the limited partner interests in the Borrower, which shall constitute 99.99% of the partner interests of the Borrower, are owned by SXL Operations. The General Partner, the general partner of SXL Operations, the general partner of the MLP and each Loan Party and the respective Subsidiaries of the foregoing (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals to (i) own its assets, carry on its business and (ii) execute, deliver, and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws, except in each case referred to in clauses (b)(i), (c) or (d) of this Section 5.01, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any material breach or contravention of, or the creation of any Lien under, any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except to the extent that such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and may be subject to the discretion of courts with respect to the granting of equitable remedies.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein. The Audited Financial Statements (i) fairly present the financial condition of the MLP and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance in all material respects with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) show all material indebtedness and other liabilities, direct or contingent, of the MLP and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the period covered thereby.

(b) The unaudited consolidated financial statements of the MLP and its Subsidiaries dated June 30, 2011 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition of the MLP and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance in all material respects with GAAP consistently applied throughout the period covered thereby, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the MLP and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the period covered thereby.

(c) Since December 31, 2010, there has been no event or circumstance that has or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, investigations, claims or disputes pending or, to the knowledge of any Guarantor or the Borrower threatened or contemplated in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Company or against any of their properties or revenues which (a) seek to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) could reasonably be expected to have a Material Adverse Effect.

5.07 Ownership of Property; Liens. Each Company has good title to, or valid leasehold interests in, all its real and personal property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, have a Material Adverse Effect, and the property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

5.08 Environmental Compliance. Each Guarantor and the Borrower have reasonably concluded that (a) there are no claims alleging potential liability under or responsibility for violation of any Environmental Law except any such claims that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) there is no environmental condition or circumstance, such as the presence or Release of any Hazardous Substance, on any property owned, operated or used by any Company that could reasonably be expected to have a Material Adverse Effect, and (c) there is no violation of or by any Company of any Environmental Law, except for such violations as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09 Insurance. The Companies maintain insurance providing Customary Coverage provided by Independent Insurers, or the Companies and their properties are covered by coverage provided by Independent Insurers to Sunoco and its Affiliates, and Sunoco provides such contractual coverage to the Companies with respect to paying or otherwise satisfying deductible requirements such that the Required Lenders are satisfied that the effect of such arrangement is to provide the Companies with the equivalent of Customary Coverage.

5.10 Taxes. Each Guarantor, the Borrower and their respective Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Company that would, if made, have a Material Adverse Effect.

5.11 ERISA Compliance

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws except to the extent that noncompliance could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of each Guarantor and the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification, except to the extent that nonqualification could not reasonably be expected to have a Material Adverse Effect. SXL Operations and each ERISA Affiliate have made all required contributions to each Plan subject to the Pension Funding Rules, and no application for a funding waiver under the Pension Funding Rules or an extension of any amortization period pursuant to the Pension Funding Rules has been made with respect to any Plan, except to the extent that nonpayment or such application for a funding waiver could not reasonably be expected to have a Material Adverse Effect.

(b) There are no pending or, to the best knowledge of each Guarantor or the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. Neither any Guarantor, the Borrower nor any ERISA Affiliate has engaged in or knowingly permitted to occur and, to the Borrower’s and each Guarantor’s knowledge, no other party has engaged in or permitted to occur any prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability that (when aggregated with any other Unfunded Pension Liability) has resulted or could reasonably be expected to result in a Material Adverse Effect; (iii) neither SXL Operations nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that could reasonably be expected to have a Material Adverse Effect; (iv) neither SXL Operations nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan ERISA that could reasonably be expected to have a Material Adverse Effect; and (v) neither SXL Operations nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA that could reasonably be expected to have a Material Adverse Effect.

5.12 Subsidiaries and other Investments. As of the Closing Date the Borrower and SXL Operations have no Subsidiaries other than those specifically disclosed in part (a) of Schedule 5.12, have no equity investment in any other corporation or other entity other than those specifically disclosed in part (b) of Schedule 5.12, and such investments described in part (b) of Schedule 5.12 are in compliance with Section 7.02(c). From and after the Closing Date the MLP will have no Subsidiaries other than the general partner of SXL Operations, SXL Operations and the Subsidiaries of SXL Operations (including the General Partner and the Marketing Companies).

5.13 Margin Regulations; Investment Company Act; Use of Proceeds.

(a) No Loan Party is engaged and no Loan Party will engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock. Margin stock constitutes less than 25% of those assets of each Loan Party which are subject to any limitation on a sale, pledge, or other restrictions hereunder.

(b) No Loan Party, no Person controlling any Loan Party, or any Subsidiary of any Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(c) The Borrower will use all proceeds of Credit Extensions in the manner set forth in Section 6.12.

5.14 Disclosure. No written statement, information, report, representation, or warranty (other than projections and general economic or specific industry information developed by, and obtained from, third party sources) made by any Loan Party in any Loan Document or furnished to the Administrative Agent or any Lender by or on behalf of any Loan Party in connection with any Loan Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein, not materially misleading in light of the circumstances under which such statements were made.

5.15 Labor Matters. To the Borrower’s and each Guarantor’s knowledge, there are no actual or threatened strikes, labor disputes, slowdowns, walkouts, or other concerted interruptions of operations by the Servicing Employees that could reasonably be expected to have a Material Adverse Effect. As used in this Section, “Servicing Employees” means employees of the general partner of SXL Operations or other Affiliate of Sunoco who perform services in connection with SXL Operations’ and its Subsidiaries’ business.

5.16 Compliance with Laws. No Company in violation of any Laws, other than such violations which could not, individually or collectively, reasonably be expected to have a Material Adverse Effect. No Company has received notice alleging any noncompliance with any Laws, except for such noncompliance which no longer exists, or which non-compliance could not reasonably be expected to have a Material Adverse Effect.

5.17 Third Party Approvals. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any party that is not a party to this Agreement is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document except where obtained or where the failure to receive such approval, consent, exemption, authorization, or the failure to do such other action by, or provide such notice could not reasonably be expected to have a Material Adverse Effect.

5.18 Solvency. Neither the Borrower and its Subsidiaries on a consolidated basis, SXL Operations and its Subsidiaries on a consolidated basis, nor the MLP and its Subsidiaries on a consolidated basis are “insolvent” as such term is used and defined in (i) the United States Bankruptcy Code or (ii) the New York Fraudulent Conveyance Act, N.Y. Debt. & Cred. Law §§ 270-281.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, each of the Borrower, SXL Operations and the MLP shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.12) cause each of their Subsidiaries to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the MLP, consolidated balance sheets of the MLP and its Subsidiaries as at the end of such fiscal year, and the related statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of Ernst & Young LLP or other independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to the Required Lenders; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the MLP, a consolidated balance sheet of the MLP and its Subsidiaries as at the end of such fiscal quarter, and the related statements of income and cash flows for such fiscal quarter and for the portion of the MLP’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the MLP as fairly presenting the financial condition, results of operations and cash flows of the MLP and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

provided that, if any financial statement referred to in Section 6.01(a) or (b) is readily available on-line through EDGAR, in lieu of furnishing copies of such financial statement, the Borrower may notify the Administrative Agent of the availability of such financial statements on EDGAR, and the Administrative Agent shall make such notice available to the Lenders.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b) (or, if the Borrower’s obligation to deliver such financial statements is fulfilled by making them available on-line through EDGAR, then at the time or promptly after the time that such financial statements are made available on-line through EDGAR, but in any event not later than the 90-day and 45-day time periods set forth in Sections 6.01(a) and 6.01(b)), a duly completed Compliance Certificate in form of Exhibit C signed by a Responsible Officer of the Borrower, a Responsible Officer of SXL Operations and a Responsible Officer of the MLP;

(b) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or written communication sent to the equity owners of the MLP, and copies of all annual, regular, periodic and special reports and registration statements which the MLP may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly after execution thereof, copies of Material Agreements and any material amendment thereto; provided that if any such agreement or amendment is available on-line through EDGAR, the Borrower shall not be obligated to furnish copies thereof;

(d) on the third (3rd) Business Day prior to the Crude Settlement Date of each month, and together with each Borrowing Notice, a Summary Hedged Inventory Report (which, if delivered with a Borrowing Notice, shall include the Hedged Eligible Inventory requested to be financed thereby), substantially in the form of Exhibit H attached hereto or in such other form as may be agreed by the Administrative Agent; and

(e) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default or Event of Default, as soon as possible but in any event within five Business Days after a Responsible Officer of a Loan Party obtains actual knowledge of the occurrence thereof;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including any of the following events if such has resulted or could reasonably be expected to result in a Material Adverse Effect: (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party; (ii) any litigation, investigation by or required by a Governmental Authority or proceeding between any Loan Party and any Governmental Authority; or (iii) any litigation, investigation or proceeding involving any Loan Party related to any Environmental Law;

(c) of any announcement by Moody’s or S&P of any change or possible change in a Debt Rating of SXL Operations; and

(d) of (i) any modification, sale or exchange of any contract relating to Hedged Eligible Inventory, (ii) any announcement by Moody’s or S&P of downgrade in the Debt Rating of any counterparty with respect to any Hedged Eligible Inventory resulting in such counterparty losing its Investment Grade Rating, (iii) any receipt of cash proceeds by the Borrower with respect to Eligible Receivables or Hedged Eligible Inventory, (iv) any disposition by the Borrower of Hedged Eligible Inventory that does not result in the creation of Eligible Receivables, (v) any disposition by the Borrower of Eligible Receivables which does not result in the realization of cash proceeds by the Borrower, or (vi) any other event; if any such event described in the preceding clauses (i) through (vi) of this Section 6.03 results in a decrease in the Loan Value which requires the Borrower to make a mandatory prepayment pursuant to Section 2.04(b).

In addition, the Borrower, SXL Operations and the MLP shall exercise reasonable efforts to promptly notify the Administrative Agent of any material change in accounting policies or financial reporting practices by the Borrower, SXL Operations or the MLP.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement or other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, except, in the case of clause (a) or (b), where (x) the validity thereof is being contested in good faith by appropriate proceedings, (y) adequate reserves in accordance with GAAP are being maintained by the appropriate Loan Party, and (z) the failure to make such payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Sections 7.05 and 7.06, and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises material to the conduct of its business, except in a transaction permitted by Sections 7.05 and 7.06.

6.06 Maintenance of Assets and Business. (a) Maintain all material licenses, permits, and franchises necessary for the normal business; (b) keep all of its assets which are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs thereto and replacements thereof; and (c) do all things necessary to obtain, renew, extend, and continue in effect all Authorizations which may at any time and from time to time be necessary for SXL Operations and its Subsidiaries to operate their businesses in compliance with applicable Law; except where the failure to so maintain, renew, extend, or continue in effect could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain insurance with respect to its properties and business as described in Section 5.09.

6.08 Compliance with Laws and Sales Contracts. Comply in all material respects with the requirements of all Laws (including Environmental Laws) applicable to it or to its business or property, except in such instances in which (a) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto; or (b) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving its assets and business; and maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over it.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Compliance with ERISA. With respect to each Plan maintained by a Company, do each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws, (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification, and (c) make all required contributions to any Plan subject to the Pension Funding Rules, except to the extent that noncompliance, with respect to each event listed above, could not be reasonably expected to have a Material Adverse Effect.

6.12 Use of Proceeds. Use the proceeds of the Credit Extensions only to finance or refinance the purchase by the Borrower of Hedged Eligible Inventory.

6.13 Material Agreements. Perform its obligations under the Material Agreements except where failure to do so could not reasonably be expected to have a Material Adverse Effect; enforce the obligations of Sunoco contained in the indemnification provisions of the Omnibus Agreement, and enforce the other obligations of the Sunoco Contract Parties under the SXL Operations Operating Agreements to the same extent as they would enforce similar obligations of unrelated third parties.

6.14 Maintenance of Separateness.

(a) (i) Maintain books and records separate from those of any other Person, including any Sunoco, Inc. Affiliate;

(ii) maintain its assets in such a manner that it is not more costly or difficult to segregate, identify or ascertain such assets;

(iii) observe all organizational formalities;

(b) (i) hold itself out to creditors and the public as separate and distinct from any other Person, including Sunoco, Inc. Affiliates;

(ii) conduct its business in its name or in business names or trade names of the Companies, and use stationary, invoices and checks separate from those of Sunoco, Inc. Affiliates;

(iii) not hold itself out as being available to satisfy the obligations of any other Person, including any Sunoco, Inc. Affiliate;

(c) To the extent that any Company shares the same officers or other employees as any of its Affiliates (other than another Company), the salaries of and expenses relating to providing benefits to such officers and employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with all such common officers and employees;

(d) To the extent that any Company jointly contracts with any of its Affiliates (other than another Company) to do business with vendors or service providers or to share overhead expenses, the costs incurred in doing so shall be allocated fairly among such entities and each such entity shall bear its fair share of such costs. To the extent that any Company contracts or does business with vendors or service providers where the goods and services are partially for the benefit of an Affiliate (other than another Company), the costs incurred in doing so shall be fairly allocated to or among such entities for whose benefit the goods and services are provided, and each such entity shall bear its fair share of such costs; and

(e) To the extent that any Company has officers in the same location as any of its Affiliates (other than another Company), there shall be a fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligations shall remain unpaid or unsatisfied, each of the MLP, SXL Operations and the Borrower agree that they shall not, nor shall they permit any of their respective Subsidiaries to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased, the amount of the

Indebtedness secured thereby is not increased, and any renewal or extension of the obligations secured or benefited thereby is permitted under this Agreement;

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) judgment Liens not giving rise to an Event of Default, provided that judgment Liens that encumber assets of any one or more Marketing Company shall not secure judgments in an aggregate amount exceeding (individually or collectively) $20,000,000;

(i) statutory Liens in respect of First Purchase Crude Payables;

(j) Liens on cash and cash equivalents in favor of brokers or other counterparties securing only obligations owed by SXL Operations, the Borrower or their respective Subsidiaries to such brokers or other counterparties pursuant to Hedge Contracts and other Swap Contracts, provided that the aggregate amount of cash and cash equivalents encumbered by Liens permitted pursuant to this clause (j) does not exceed $200,000,000;

(k) any Lien existing on any property or asset of any Person that becomes a Subsidiary of SXL Operations after the Closing Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) such Lien shall not apply to any other property or assets of SXL Operations or any other Subsidiary, and (iii) such Lien shall secure only those obligations which it secures on the date such Person becomes a Subsidiary and any renewals, extensions and modifications (but not increases) thereof (which, for the avoidance of doubt, shall include any renewal, extension or modification which occurs substantially concurrently with such Person becoming a Subsidiary of the SXL Operations); and

(l) other Liens on assets of SXL Operations or its Subsidiaries (other than the Borrower) securing Indebtedness of SXL Operations or its Subsidiaries, provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed at any time $30,000,000.

7.02 Investments. Make or own any Investments, except:

(a) Permitted Investments;

(b) Investments by SXL Operations and any Subsidiary of SXL Operations in any Wholly-Owned Subsidiary and in any entity which becomes a Wholly-Owned Subsidiary as a result of such Investment;

(c) Investments in the dollar amount outstanding on the Closing Date in the entities listed in Section (c) of Schedule 5.12 provided that such entities satisfy the requirements set forth in the definition of Permitted Joint Ventures;

(d)

(i) Investments in Permitted Joint Ventures by SXL Operations or a Subsidiary of SXL Operations made during the 90-day period prior the issuance of equity by the MLP, in an amount equal to the net proceeds of such equity issuance, to the extent that the stated purpose of such equity issuance in the relevant prospectus is the making of such specifically identified Investments in such amounts, provided that until such equity is issued and such net proceeds are received, such Investments shall not be permitted Investments under this clause (d(i)) (but may be permitted under clause (e) below), and

(ii) Investments in Permitted Joint Ventures by SXL Operations or a Subsidiary of SXL Operations made during the 120-day period after the issuance of equity by the MLP, in an amount equal to the net proceeds of such equity issuance, to the extent that the stated purpose of such equity issuance in the relevant prospectus is the making of such specifically identified Investments in such amounts, provided that in the case of clauses (d)(i) and (ii), such issuance of equity is done after the Closing Date;

(e) Investments made after the Closing Date by SXL Operations or a Subsidiary of SXL Operations in Permitted Joint Ventures and in Subsidiaries that are not Wholly-Owned Subsidiaries, provided that the aggregate Investments made pursuant to this clause (e) shall not exceed $250,000,000;

(f) Investments by the MLP in SXL Operations and the general partner of SXL Operations;

(g) Trade accounts receivable which are for goods furnished or services rendered in the ordinary course of business; and

(h) Deposits of net cash receipts and cash disbursements pursuant to the Treasury Services Agreement;

provided that at the time of any Investment permitted by clauses (d) or (e) of this Section 7.02, prior to and after giving effect to the making of such Investment (A) no Default or Event of Default shall have occurred and be continuing, (B) all representations and warranties set forth in Article V of this Agreement (excluding Section 5.05(c)) shall be true and correct, and (C) SXL Operations shall be in pro forma compliance with this Section 7.02 and Sections 7.01, 7.04 and 7.14.

7.03 Hedging Agreements. Enter into any Swap Contracts other than in the ordinary course of business for the purpose of directly mitigating risks to which SXL Operations or its Subsidiaries are exposed in the conduct of their business.

7.04 Indebtedness of Subsidiaries. Permit any Subsidiary of SXL Operations to create, incur or assume any Indebtedness except:

(a) (i) Indebtedness of Subsidiaries (other than the Borrower) owed to SXL Operations, the MLP or a Wholly-Owned Subsidiary of SXL Operations; and (ii) Indebtedness of the Borrower owed to SXL Operations provided that such Indebtedness is subordinated to the full payment of the Obligations pursuant to an agreement in form and substance satisfactory to the Administrative Agent.

(b) Indebtedness of the Borrower owed under this Agreement;

(c) Indebtedness of Subsidiaries (other than the Borrower) existing at the time of acquisition of any new Subsidiary by SXL Operations or by a then-existing Subsidiary of SXL Operations (other than the Borrower) and any renewals, extension and modifications (but not increases) thereof (which, for the avoidance of doubt, shall include and renewal, extension or modification which occurs substantially concurrently with such acquisition); provided that such Indebtedness was not incurred in contemplation of, and was in existence prior to, such acquisition and that neither SXL Operations nor any other Subsidiary of SXL Operations has any liability under such Indebtedness; and

(d) additional Indebtedness of Subsidiaries (other than the Borrower), provided that, (i) both before and after such Indebtedness is created, incurred or assumed, no Default or Event of Default shall exist, and (ii) the aggregate outstanding principal amount of such Indebtedness shall not exceed at any time an amount equal to 0.75 times Consolidated EBITDA for the most recent four fiscal quarters.

7.05 Fundamental Changes. Merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a) mergers and consolidations among SXL Operations and its Subsidiaries are permitted, provided that in any merger or consolidation involving (i) the Borrower, the Borrower is the surviving entity, or (ii) SXL Operations, SXL Operations is the surviving entity; and

(b) any Subsidiary (other than the Borrower) may sell or otherwise transfer all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise), to the Borrower, SXL Operations or to another Subsidiary; provided that if the transferor in such a transaction is a Wholly-Owned Subsidiary, then the transferee must also be a Wholly-Owned Subsidiary.

7.06 Sale-Leaseback. Make, or enter into an agreement to make, any Disposition pursuant to a sale-leaseback transaction, except for Dispositions by the MLP, SXL Operations or any Subsidiary of SXL Operations (other than the Borrower) pursuant to sale-leaseback transactions if at the time of and after giving effect to such Disposition, the aggregate fair market value of all assets Disposed of by such Persons pursuant to sale-leaseback transactions after the Closing Date does not exceed $25,000,000.

7.07 Restricted Payments; Distributions and Redemptions; Payments on Excluded Affiliate Debt.

(a) Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i) each Subsidiary of SXL Operations (other than the Borrower) may make Restricted Payments to SXL Operations, the Borrower or to another Subsidiary, on at least a pro rata basis with any other holders of its capital stock or other equity interests if such Subsidiary is not wholly owned by SXL Operations and other wholly owned Subsidiaries;

(ii) the Borrower may declare and make Restricted Payments to SXL Operations, and may redeem or repurchase its partner interests, in each case, in compliance with the Partnership Agreement (SXL Marketing); provided, that no Default or Event of Default exists at the time of, or would result from the making of, such Restricted Payment or such redemption or repurchase;

(iii) SXL Operations may declare and make Quarterly Distributions of Available Cash as defined in the Partnership Agreement (SXL Operations) and SXL Operations may redeem or repurchase its partner interests to the extent such Quarterly Distributions, redemptions and repurchases in any fiscal quarter do not exceed in the aggregate Available Cash as defined in the Partnership Agreement (SXL Operations) and are made in accordance with the Partnership Agreement (SXL Operations); provided, that (A) at the time each such Quarterly Distribution is made, no Default that could become an Event of Default pursuant to Section 8.01(f) exists and no Event of Default exists or would result therefrom, and (B) at the time each such redemption or repurchase is made, no Default or Event of Default exists or would result therefrom; and

(iv) the MLP may (A) declare and make Quarterly Distributions of Available Cash as defined in the Partnership Agreement (MLP) and the MLP may redeem or repurchase its limited partnership units to the extent such Quarterly Distributions, redemptions and repurchases in any fiscal quarter do not exceed, in the aggregate Available Cash as defined in the Partnership Agreement (MLP) and are made in accordance with the Partnership Agreement (MLP), provided, that (1) at the time each such Quarterly Distribution is made, no Default that could become an Event of Default pursuant to Section 8.01(f) exists and no Event of Default exists or would result therefrom, and (2) at the time each such redemption or repurchase is made, no Default or Event of Default exists or would result therefrom; and (B) redeem Common Units with the proceeds received from a substantially concurrent issuance of new Common Units or other Parity Units; provided that (1) each such redemption complies with the terms of the Partnership Agreement (MLP), and (2) at the time each such redemption is made, no Default or Event of Default exists or would result therefrom. As used in this paragraph, “Common Units” and “Parity Units” have the meaning given to them in the Partnership Agreement (MLP).

(b) Make or permit to be made by SXL Operations or any Subsidiary of SXL Operations any payments of principal or interest in respect of Excluded Affiliate Debt (i) if a Default or Event of Default exists at the time of such payment or would occur as a result of such payment, or (ii) if such payment would otherwise be prohibited by the terms of the subordination agreement applicable to such Excluded Affiliate Debt.

7.08 ERISA. At any time engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Plan maintained by a Company to (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); or (b) fail to comply with ERISA or any other applicable Laws, which, with respect to each event listed above, could be reasonably expected to have a Material Adverse Effect.

7.09 Nature of Business. Engage in any line of business other than (a) Present and Related Businesses, and (b) any other business (other than exploration and production) complementary, synergistic or ancillary thereto (including, complementary, synergistic or ancillary technologies) or reasonable extensions thereof.

7.10 Transactions with Affiliates. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the MLP, SXL Operations, the Borrower or such Subsidiary, as applicable, than could be obtained on an arm’s length basis from unrelated third parties, (b) transactions between or among SXL Operations and its Wholly-Owned Subsidiaries (other than the Borrower), not involving any other Affiliate, (b) transactions between or among the Borrower and its Wholly-Owned Subsidiaries, not involving any other Affiliate, and (c) any Restricted Payment permitted by Section 7.07.

7.11 Burdensome Agreements. Enter into any Contractual Obligation that limits the ability of any Subsidiary of the Borrower to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower, or limits the ability of any Subsidiary of SXL Operations (other than the Marketing Companies) to make Restricted Payments to SXL Operations or to otherwise transfer property to SXL Operations, except for: (i) this Agreement and the other Loan Documents and (ii) the Multi-Year Credit Agreement and the Loan Documents (as defined in the Multi-Year Credit Agreement); (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Subsidiary; (iv) customary provisions restricting assignment of any agreement entered into by any Subsidiary; (v) customary provisions restricting the transfer of an asset or assets subject to a Permitted Lien; and (vi) Contractual Obligations governing Indebtedness permitted under Section 7.04(c).

7.12 Use of Proceeds. Use the proceeds of any Loan for purposes other than those permitted by Section 6.12, or use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.13 Organizational Documents; Material Agreements. Permit any amendment to any Organizational Document of the Borrower, SXL Operations or the MLP if such amendment could reasonably be expected to materially adversely affect the rights and the remedies of the Lenders under the Loan Documents; permit any amendment of any SXL Operations Operating Agreement if such amendment could reasonably be expected to have a Material Adverse Effect; or permit any Unauthorized Assignment of any SXL Operations Operating Agreement.

7.14 Leverage Ratio. Permit the Leverage Ratio, determined as of the last day of each fiscal quarter, to be greater than the ratio set forth below:

(a) During an Acquisition Period: 5.50 to 1.0

(b) Other than during an Acquisition Period: 5.00 to 1.0

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within three Business Days after the same becomes due, any interest on any Loan, any commitment or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05 (with respect to any Loan Party’s existence), 6.12 or Article VII;

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 calendar days after the earlier of the date notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender or the date the Borrower has knowledge of such failure; or

(d) Representations and Warranties. Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith proves to have been incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Borrower Affiliate (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness, Guaranty Obligation or Synthetic Lease Obligation having an aggregate principal amount (or, in the case of a Synthetic Lease Obligation, Attributable Principal) (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than (individually or collectively) $10,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, Guaranty Obligation or Synthetic Lease Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to (1) cause, with the giving of notice if required, such Indebtedness or Synthetic Lease Obligation to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) prior to its stated maturity, or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; or (2) in the case of all such Indebtedness and Guaranty Obligations (other than Off-Balance Sheet Liabilities and Guaranty Obligations with respect to Off-Balance Sheet Liabilities), permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) prior to its stated maturity, or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; (ii) (A) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which the Borrower or any Borrower Affiliate is the Defaulting Party (as defined in such Swap Contract) and the Termination Value owed by the Borrower or any Borrower Affiliate as a result thereof is greater than (individually or collectively) $10,000,000, or (B) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Borrower Affiliate is an Affected Party (as so defined) and the Swap Termination Value owed by the Borrower and Borrower Affiliate as a result thereof is greater than (individually or collectively) $10,000,000 and such amount is not paid when due under such Swap Contract; or (iii) any “Event of Default” shall occur, as such term is used in the Multi-Year Credit Agreement; or

(f) Insolvency Proceedings, Etc. (i) The Borrower or any Borrower Affiliate institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property or takes any action to effect any of the foregoing; or (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or (iii) any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Borrower Affiliate becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against property which is a material part of the property of the Borrower and its Subsidiaries taken as a whole, and is not released, vacated or fully bonded within 45 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Borrower Affiliate a final judgment or order for the payment of money in an aggregate amount exceeding (individually or collectively) $20,000,000 (to the extent not covered by third-party insurance as to which the insurer does not dispute coverage), and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of SXL Operations or any ERISA Affiliate (other than a Sunoco, Inc. Affiliate) under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $15,000,000, or (ii) SXL Operations or any ERISA Affiliate (other than a Sunoco, Inc. Affiliate) fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $15,000,000; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or termination of all Commitments and satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any material respect; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Dissolution. Any Loan Party shall dissolve, liquidate, or otherwise terminate its existence; or

(m) Borrower Operating Agreements; Omnibus Agreement. (i) Termination or Unauthorized Assignment of any SXL Operations Operating Agreement; or (ii) termination by Sunoco of Article II of the Omnibus Agreement pursuant to Section 8.4 (or any other Section) of the Omnibus Agreement.

8.02 Remedies Upon Event of Default. If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligations shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (f) of Section 8.01, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower and a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

9.06 Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective on the Resignation Effective Date in accordance with such notice.

(b) Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender, the Required Lenders (determined after giving effect to Section 10.01) may by notice to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a replacement Administrative Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (the “Removal Effective Date”) (i) the date a replacement Administrative Agent is appointed and (ii) the date 30 days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed).

(c) With effect from the Resignation Effective Date or the Removal Effective Date, as applicable, (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 Indemnification of Administrative Agent. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.04 or Section 10.05 to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 9.08 are subject to the provisions of Section 2.11(g). The agreements of this Section shall survive the termination of the Commitments and the repayment of all other Obligations.

9.09 Other Agents; Lead Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” as a “co-documentation agent,” any other type of agent (other than the Administrative Agent), “lead arranger,” or “bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the

Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.08, 10.04 and 10.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08, 10.04 and 10.05.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iv) of the proviso below) any fees or other amounts payable hereunder or under any other Loan Document without the consent of each Lender directly affected thereby, provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change the definition of “Required Lenders” or the percentage of the Aggregate Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder, without the written consent of each Lender;

(e) release any Guarantor from the Guaranty, or agree to limit any Guarantor’s liability thereunder, without the written consent of each Lender directly affected thereby;

(f) change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby; or

(g) amend this Section or any provision herein providing for unanimous consent or other action by all the Lenders, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) each Fee Letter may only be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, any Lender that has failed to fund any portion of the Loans, required to be funded by it hereunder shall not have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments of such Lender may not be increased or extended without the consent of such Lender.

If a Lender does not consent to a proposed amendment or waiver with respect to a Loan Document that requires the consent of each Lender, if such amendment or consent has been approved by the Required Lenders the Borrower may replace such non-consenting Lender; provided that: (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b); (ii) such non-consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); (iii) such assignment does not conflict with applicable Laws; (iv) such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph); and (v) a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, (i) that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender, (ii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, and (iii) any waiver, amendment or modification changing the voting rights of a Defaulting Lender shall require the consent of each Lender that is a Defaulting Lender at the time that such waiver, amendment or modification becomes effective.

10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsections (b) and (e) below), all notices and other communications provided for hereunder and under the other Loan Documents shall be in writing (including by facsimile transmission) and mailed, faxed or delivered by hand or overnight courier service, to the address or facsimile number, or delivered by electronic mail to the electronic mail address, specified for notices on Schedule 10.02 (for the Borrower, each Guarantor, and the Administrative Agent) or on the Administrative Details Form (for the Lenders); or, in the case of the Borrower, each Guarantor or the Administrative Agent, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to the Borrower and the Administrative Agent. All such notices and other communications shall be deemed to be given or made upon actual receipt by the intended recipient if delivered by hand or by courier or by mail. If delivered by facsimile, such notices and other communications shall be deemed to be given or made when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsections (b) and (e) below, shall be effective as provided in said subsections (b) and (e).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to subsection (e) below and pursuant to any other procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Except as otherwise provided in subsection (e) below, unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(e) Electronic Platform. So long as Citibank is the Administrative Agent, all information, documents and other materials that the Borrower is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under the Credit Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under the Credit Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of the Credit Agreement and/or any Borrowing thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), may be (or upon the request of the Administrative Agent shall be) delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Borrower agrees that the Administrative Agent may make the Communications, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to the Loan Documents or any transactions contemplated thereby available to the Lenders by posting such notices on Debt Domain, Intralinks or a substantially similar electronic transmission system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform (except to the extent such damages, losses or expenses are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s or its Related Parties’ gross negligence or willful misconduct; provided, however, that in no event shall the Administrative Agent or any Related Party have any liability to the Borrower, any Lender or any other Person for special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages).

Each Lender agrees that notice to it (as provided in the next sentence) under any of the Loan Documents (a “Notice”) specifying that any Communications hereunder and thereunder have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for the purposes of this Agreement and the other Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(f) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Attorney Costs; Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication, administration and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any workout or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. The agreements in this Section shall survive the termination of the Commitments and repayment of all the other Obligations.

10.05 Indemnification. Whether or not the transactions contemplated hereby are consummated, each of the Borrower, SXL Operations and the MLP, jointly and severally, agrees to indemnify, save and hold harmless the Administrative Agent (and any sub-agent thereof) each Lender, and each Related Party of any of the foregoing Persons (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Loan Party, any Affiliate of any Loan Party or any of their respective officers or directors, arising out of or relating to, the Loan Documents, the Commitments, the use or contemplated use of the proceeds of any Loans, or the relationship of any Loan Party, the Administrative Agent, and the Lenders under this Agreement or any other Loan Document; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation of the Administrative Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, the Commitments, the use or contemplated use of the proceeds of any Loans, or the relationship of any Loan Party, the Administrative Agent, and the Lenders under this Agreement or any other Loan Document; (c) without limiting the foregoing, any and all claims, demands, actions or causes of action that are asserted or imposed against any Indemnitee, (i) under the application of any Environmental Law applicable to the Borrower or any of its Subsidiaries or any of their properties or assets, including the treatment or disposal of Hazardous Substances on any of their properties or assets, (ii) as a result of the breach or non-compliance by the Borrower or any Subsidiary with any Environmental Law applicable to the Borrower or any Subsidiary, (iii) due to past ownership by the Borrower or any Subsidiary of any of their properties or assets or past activity on any of their properties or assets which, though lawful and fully permissible at the time, could result in present liability, (iv) due to the presence, use, storage, treatment or disposal of Hazardous Substances on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, any of the properties owned or operated by the Borrower or any Subsidiary (including any liability asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower or such Subsidiary, or (v) due to any other environmental, health or safety condition in connection with the Loan Documents; (d) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a), (b) or (c) above; and (e) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including

Attorney Costs and the allocated cost of internal counsel) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, WHETHER OR NOT ARISING OUT OF THE STRICT LIABILITY OR NEGLIGENCE OF AN INDEMNITEE, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any claim to the extent caused by its own gross negligence or willful misconduct. The agreements in this Section shall survive the termination of the Commitments and repayment of all the other Obligations.

10.06 Payments Set Aside. To the extent that the Borrower makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.00; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Details Form.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) No Assignment to a Defaulting Lender. No such assignment shall be made to a Defaulting Lender or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender.

(viii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.08, 10.04, and 10.05 with respect to facts and circumstances occurring prior to the date of such assignment provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.08 with respect to any payments made by such Lender to its Participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso of Section 10.01 that affects such

Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 3.07 as if it were an assignee under subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan in accordance with and at the times required by this Agreement, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof, and (iii) each SPC that is a “foreign corporation, partnership or trust” within the meaning of the Code must comply with the provisions of Section 3.01(e). The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. An SPC shall not be entitled to receive any greater payment under Article III than its Granting Lender would have been entitled to receive with respect to any Loan made by such SPC. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). All voting rights under this Agreement shall be exercised solely by the Granting Lender and each Granting Lender shall remain solely responsible to the other parties hereto for its obligations under this Agreement, including all obligations of a Lender in respect of Loans made by its SPC. Each Granting Lender shall act as administrative agent for its SPC and give and receive notices and other communications hereunder. Any payments for the account of any SPC shall be paid to its Granting Lender as administrative agent for such SPC and neither the Borrower nor the Administrative Agent shall be responsible for any Granting Lender’s application of any such payments. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent, assign all or a portion of its interests in any Loan to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This section may not be amended without the written consent of each SPC.

10.08 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference relating to the Borrower or any Guarantor and their respective obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent and any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and each of its respective Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each other Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or Affiliate to or for the credit or the account of the Borrower or any other respective Loan Party against any and all Obligations owing to the Administrative Agent and the Lenders, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured, provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10 Interest Rate Limitation. Regardless of any provision contained in any Loan Document, neither the Administrative Agent nor the other Lenders shall ever be entitled to contract for, charge, take, reserve, receive, or apply, as interest on all or any part of the Obligations, any amount in excess of the Maximum Rate, and, if any Lender ever does so, then such excess shall be deemed a partial prepayment of principal and treated hereunder as such and any remaining excess shall be refunded to the Borrower. In determining if the interest paid or payable exceeds the Maximum Rate, the Borrower and the Lenders shall, to the maximum extent permitted under applicable Law, (a) treat all Borrowings as but a single extension of credit (and the Lenders and the Borrower agree that such is the case and that provision herein for multiple Borrowings is for convenience only), (b) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (c) exclude voluntary prepayments and the effects thereof, and (d) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Obligations. However, if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, the Lenders shall refund such excess, and, in such event, the Lenders shall not, to the extent permitted by Law, be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Maximum Amount. If, contrary to the parties’ intent expressed in Section 10.15(a), the Laws of the State of Texas are applicable for purposes of determining the “Maximum Rate” or the “Maximum Amount,” then those terms mean the “weekly ceiling” from time to time in effect under Texas Finance Code § 303.305, as amended. The Borrower agrees that Chapter 346 of the Texas Finance Code, as amended (which regulates certain revolving credit loan accounts and revolving tri-party accounts), does not apply to the Obligations.

10.11 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

10.12 Integration; Electronic Execution of Assignments and Certain Other Documents.

(a) Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

(b) Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied.

10.14 Severability. Any provision of this Agreement and the other Loan Documents to which the Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.15 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR

IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWER, EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER (1) IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO, AND (2) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, AT ITS ADDRESS FOR NOTICES DESIGNATED HEREIN. THE BORROWER, EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE. THE BORROWER AND EACH GUARANTOR AGREES TO DESIGNATE AND MAINTAIN AN AGENT FOR SERVICE OF PROCESS IN NEW YORK IN CONNECTION WITH ACTIONS AND PROCEEDINGS UNDER THE LOAN DOCUMENTS AND TO DELIVER TO THE ADMINISTRATIVE AGENT EVIDENCE THEREOF.

10.16 Waiver of Right to Trial by Jury, Etc. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES TO THE LOAN DOCUMENTS OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE COMPANIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY; AND EXPRESSLY AND IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH ACTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the

Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, each Lender and each Arranger is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Administrative Agent, any Lender or any Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Lender or Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, any Lender or any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, any Lender or any Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Lenders and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Lenders and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

10.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[REMAINDER OF PAGE INTENTIONALLY BLANK;

SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

SUNOCO PARTNERS MARKETING & TERMINALS L.P.,

By:	SUNOCO LOGISTICS PARTNERS OPERATIONS GP LLC, its General Partner

By:	/s/ Daniel J. Platt
Daniel J. Platt
Treasurer

GUARANTORS:

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P., as a Guarantor

By:	SUNOCO LOGISTICS PARTNERS GP LLC, its
General Partner

By:	/s/ Daniel J. Platt
Daniel J. Platt
Treasurer

SUNOCO LOGISTICS PARTNERS L.P., a Delaware limited partnership, as a Guarantor

By:	SUNOCO PARTNERS LLC, its General Partner

By:	/s/ Daniel J. Platt
Daniel J. Platt
Treasurer

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO PARTNERS MARKETING & TERMINALS L.P. 364-DAY CREDIT AGREEMENT]

CITIBANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Andrew Sidford
Andrew Sidford
Vice President

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO PARTNERS MARKETING & TERMINALS L.P. 364-DAY CREDIT AGREEMENT]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ann E. Sutton
Ann E. Sutton
Director

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO PARTNERS MARKETING & TERMINALS L.P. 364-DAY CREDIT AGREEMENT]

TD BANK, N.A., as a Lender

By:	/s/ Todd Antico
Todd Antico
Senior Vice President and Director

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO PARTNERS MARKETING & TERMINALS L.P. 364-DAY CREDIT AGREEMENT]

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Paul V. Farrell
Paul V. Farrell
Director

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO PARTNERS MARKETING & TERMINALS L.P. 364-DAY CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Ronald E. McKaig
Ronald E. McKaig
Managing Director

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO PARTNERS MARKETING & TERMINALS L.P. 364-DAY CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Robert Traband
Robert Traband
Managing Director

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO PARTNERS MARKETING & TERMINALS L.P. 364-DAY CREDIT AGREEMENT]

MIZUHO CORPORATE BANK (USA), as a Lender

By:	/s/ Raymond Ventura
Raymond Ventura
Deputy General Manager

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO PARTNERS MARKETING & TERMINALS L.P. 364-DAY CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Denise D. Killen
Denise D. Killen
Senior Vice President

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO PARTNERS MARKETING & TERMINALS L.P. 364-DAY CREDIT AGREEMENT]

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ John Frazell
John Frazell
Director

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO PARTNERS MARKETING & TERMINALS L.P. 364-DAY CREDIT AGREEMENT]

THE BANK OF TOKYO-MITSUBISHI UFJ LTD., as a Lender

By:	/s/ Laurance Bressler
Laurance Bressler
Managing Director

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO PARTNERS MARKETING & TERMINALS L.P. 364-DAY CREDIT AGREEMENT]

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Brian D. Williams
Brian D. Williams
Authorised Signatory

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO PARTNERS MARKETING & TERMINALS L.P. 364-DAY CREDIT AGREEMENT]

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Mary E. Evans
Mary E. Evans
Associate Director

By:	/s/ Irja R. Otsa
Irja R. Otsa
Associate Director

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO PARTNERS MARKETING & TERMINALS L.P. 364-DAY CREDIT AGREEMENT]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Mikhail Faybusovich
Mikhail Faybusovich
Director

By:	/s/ Vipul Dhadda
Vipul Dhadda
Associate

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO PARTNERS MARKETING & TERMINALS L.P. 364-DAY CREDIT AGREEMENT]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Ross Levitsky
Ross Levitsky
Managing Director

By:	/s/ Lawrence Williamson
Lawrence Williamson
Managing Director

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO PARTNERS MARKETING & TERMINALS L.P. 364-DAY CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ John Prigge
John Prigge
Vice President

[THIS IS A SIGNATURE PAGE TO THE

SUNOCO PARTNERS MARKETING & TERMINALS L.P. 364-DAY CREDIT AGREEMENT]

SCHEDULE 1.01

CURRENTLY APPROVED PERSONS

None.

Schedule 1.01 – Page 1

SCHEDULE 2.01

COMMITMENTS

Lender	Commitment
Citibank, N.A.	$18,000,000

Barclays Bank plc	$18,000,000

TD Bank, N.A.	$15,000,000

Wells Fargo Bank, N.A.	$15,000,000

Bank of America, N.A.	$13,000,000

JPMorgan Chase Bank, N.A.	$13,000,000

Mizuho Corporate Bank (USA)	$13,000,000

PNC Bank, National Association	$13,000,000

The Bank of Nova Scotia	$13,000,000

The Bank of Tokyo-Mitsubishi UFJ Ltd.	$13,000,000

The Royal Bank of Scotland plc	$13,000,000

UBS Loan Finance LLC	$13,000,000

Credit Suisse AG, Cayman Islands Branch	$10,000,000

Deutsche Bank AG New York Branch	$10,000,000

U.S. Bank National Association	$10,000,000

Total	$200,000,000.00

Schedule 2.01 – Page 1

SCHEDULE 5.12

SUBSIDIARIES

AND OTHER EQUITY INVESTMENTS

(a)	Subsidiaries as of the Closing Date:

Name	Jurisdiction of Organization	Ownership

1. Sunoco Logistics Partners Operations GP LLC	Delaware	100% owned by the Sunoco Logistics Partners Operations L.P.

2. Sunoco Partners Marketing & Terminals L.P.	Texas	99.99% limited partner interest owned by Sunoco Logistics Partners Operations L.P. 0.01% general partner interest owned by Sunoco Logistics Partners Operations GP LLC

3. Sunoco Pipeline L.P.	Texas	99.99% limited partner interest owned by Sunoco Logistics Partners Operations L.P. 0.01% general partner interest owned by Sunoco Logistics Partners Operations GP LLC

4. Sunoco Pipeline Acquisition LLC	Delaware	100% owned by Sunoco Pipeline L.P.

5. Sun Pipe Line Company of Delaware LLC	Delaware	100% owned by Sunoco Pipeline Acquisition LLC

6. Mid-Valley Pipeline Company	Ohio	90.999% owned by Sun Pipe Line Company of Delaware LLC

7. West Texas Gulf Pipe Line Company	Delaware	60.32% owned by Sunoco Pipeline L.P.

8. Excel Pipeline LLC	Delaware	100% owned by Sunoco Pipeline L.P.

Schedule 5.12 – Page 1

9. Inland Corporation	Ohio	70% owned by Sunoco Pipeline L.P.

10. Austin Property Acquisition LLC	Delaware	100% owned by Sunoco Partners Marketing & Terminals L.P.

11. Butane Acquisition I LLC	Delaware	100% owned by Sunoco Partners Marketing & Terminals L.P.

12. Sunoco Partners Butane Blending LLC	Delaware	100% owned by Butane Acquisition I LLC

13. Crude Acquisition LLC	Delaware	100% owned by Sunoco Partners Marketing & Terminals L.P.

14. Texon Crude Oil LLC	Delaware	100% owned by Crude Acquisition LLC

15. Texon Operating, LLC	Delaware	100% owned by Texon Crude Oil LLC

16. Texon Rockies LLC	Delaware	100% owned by Texon Crude Oil LLC

(b)	Investments in Permitted Joint Ventures as of the Closing Date:

Sunoco Pipeline L.P. has (A) a 31.50% interest in Wolverine Pipe Line Company, a Delaware limited liability company, (C) a 14.00% interest in Yellowstone Pipe Line Company, a Delaware limited liability company, (D) a 17.18% interest in West Shore Pipe Line Company, a Delaware limited liability company, and (E) a 9.4% interest in Explorer Pipeline Company, a Delaware corporation.

(c)	Undivided interests ownership (a form of pipeline ownership in which the investors share in the pipeline capacity according to their percentage of ownership in the system) as of the Closing Date:

1. Sunoco Pipeline L.P. has (A) a 66.70% undivided interest in Harbor Pipeline System, New Jersey, and (B) a 37.01% interest in Mesa Pipeline System, California.

2. Mid-Valley Pipeline Company has a 73.97% undivided interest in Maumee Pipe Line System, Texas.

3. Sunoco Partners Marketing and Terminals L.P. has a 50% undivided interest in Van Buren, New York refined products terminal.

Schedule 5.12 – Page 2

SCHEDULE 7.01

EXISTING LIENS

None.

Schedule 7.01 – Page 1

SCHEDULE 10.02

ADDRESSES FOR NOTICES

ADDRESS FOR NOTICES TO BORROWER

SUNOCO PARTNERS MARKETING & TERMINALS L.P.

Mellon Bank Center

1735 Market Street, Ste. LL

Philadelphia, PA 19103

Attn: Daniel J. Platt

Telephone: (215) 977-6005

Facsimile: (866) 767-0198

Electronic Mail: djplatt@sunocologistics.com

ADDRESS FOR NOTICES TO GUARANTORS

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P.

Mellon Bank Center

1735 Market Street, Ste. LL

Philadelphia, PA 19103

Attn: Daniel J. Platt

Telephone: (215) 977-6005

Facsimile: (866) 767-0198

Electronic Mail: djplatt@sunocologistics.com

SUNOCO LOGISTICS PARTNERS, L.P.

Mellon Bank Center

1735 Market Street, Ste. LL

Philadelphia, PA 19103

Attn: Daniel J. Platt

Telephone: (215) 977-6005

Facsimile: (866) 767-0198

Electronic Mail: djplatt@sunocologistics.com

Schedule 10.02 – Page 1

ADDRESS FOR ADMINISTRATIVE AGENT

Citibank Delaware

1615 Brett Road

OPS III

New Castle, DE 19720

Attn: Lynn T. Baronsky

Telephone: (302) 323-5871

Facsimile: (212) 994-0961

Electronic Mail: Lynn.Baronsky@citi.com

Electronic Mail for faxes: glagentofficeops@citigroup.com

Schedule 10.02 – Page 2

EXHIBIT A-1

FORM OF BORROWING NOTICE

Date:             ,

To:	Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of August 22, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Sunoco Partners Marketing & Terminals L.P., a Texas limited partnership, Sunoco Logistics Partners Operations L.P., a Delaware limited partnership, Sunoco Logistics Partners L.P., a Delaware limited partnership, the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent.

1. The undersigned hereby requests the following Type of Committed Loan and applicable Dollar amount:

(a)	Base Rate Loan for $ .

(b)	Eurodollar Rate Loan with Interest Period of:

(i) one month for	$
(ii) two months for	$
(iii) three months for	$
(iv) six months for	$

2. Requested date of Borrowing:             , 20    .

3. The undersigned hereby certifies that the following statements will be true on the date of the proposed Borrowing(s) after giving effect thereto and to the application of the proceeds therefrom:

(a) the aggregate Outstanding Amount of all Loans shall not exceed the lesser of (x) the Loan Value as set forth on the Summary Hedged Collateral Report delivered as of even date herewith and (y) the Aggregate Commitments;

(b) the representations and warranties of the Borrower contained in Article V (excluding Section 5.05(c)) of the Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as though made on and as of such date (except such representations and warranties which expressly refer to an earlier date, which are true and correct as of such earlier date); and

(c) no Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing(s).

Exhibit A-1

Form of Borrowing Notice

The Borrowing requested herein complies with Sections 2.01, and 2.03 of the Agreement, as applicable.

SUNOCO PARTNERS MARKETING & TERMINALS L.P.

By:	SUNOCO LOGISTICS PARTNERS OPERATIONS GP LLC, its General Partner

By:

Name:

Title:

Exhibit A-1

Form of Borrowing Notice

EXHIBIT A-2

FORM OF CONVERSION/CONTINUATION NOTICE

Date:             ,

TO:	Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of August 22, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as herein defined), among Sunoco Partners Marketing & Terminals L.P., a Texas limited partnership, Sunoco Logistics Partners Operations L.P., a Delaware limited partnership, Sunoco Logistics Partners L.P., a Delaware limited partnership, the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent.

The undersigned hereby requests a [conversion] [continuation] of Committed Loans as follows:

1.	Amount of [conversion] [continuation]: $

2.	Existing rate: Check applicable blank

(a)	Base Rate

(b)	Eurodollar Rate Loan with Interest Period of:

(i)	one month
(ii)	two months
(iii)	three months
(iv)	six months

3.	If a Eurodollar Rate Loan, date of the last day of the Interest Period for such Loan: , 20 .

The Loan described above is to be [converted] [continued] as follows:

4.	Requested date of [conversion] [continuation]: , 20 .

5.	Requested Type of Loan and applicable Dollar amount:

(a)	Base Rate Loan for $ .

(b)	Eurodollar Rate Loan with Interest Period of:

(i)	one month for	$
(ii)	two months for	$
(iii)	three months for	$
(iv)	six months for	$

Exhibit A-2

Form of Continuation/Conversion Notice

The [conversion] [continuation] requested herein complies with Sections 2.01 and 2.03 of the Agreement, as applicable.

SUNOCO PARTNERS MARKETING & TERMINALS L.P.,

By:	SUNOCO LOGISTICS PARTNERS OPERATIONS GP LLC, its General Partner

By:

Name:

Title:

Exhibit A-2

Form of Continuation/Conversion Notice

EXHIBIT B

FORM OF NOTE

[            ], 2011

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of                                          (the “Lender”), on the Lender’s Maturity Date (as defined in Agreement referred to below) the principal amount of each Committed Loan (each, a “Loan”) from time to time made by the Lender to the Borrower under that certain Credit Agreement dated as of even date herewith (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, Sunoco Logistics Partners Operations L.P., a Delaware limited partnership, Sunoco Logistics Partners L.P., a Delaware limited partnership, the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

This Note is a Loan Document and is subject to Section 10.10 of the Agreement, which is incorporated herein by reference the same as if set forth herein verbatim.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, notice of intent to accelerate, notice of acceleration, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Exhibit B

Form of Note

SUNOCO PARTNERS MARKETING & TERMINALS L.P.

By:	SUNOCO LOGISTICS PARTNERS OPERATIONS GP LLC, its General Partner

By:

Name:

Title:

Exhibit B

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Revolver Principal Debt This Date	Notation Made By

Exhibit B

Form of Note

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

(Pursuant to Section 6.02 of the Agreement)

Financial Statement Date:             ,

To:	Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 22, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Sunoco Partners Marketing & Terminals L.P., a Texas limited partnership (the “Borrower”), Sunoco Logistics Partners Operations L.P., a Delaware limited partnership (“SXL Operations”), Sunoco Logistics Partners L.P., a Delaware limited partnership (the “MLP”), the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent. Capitalized terms used herein but not defined herein shall have the meaning set forth in the Agreement.

The undersigned Responsible Officers hereby certify as of the date hereof that they are the                                          of the MLP, the                                          of SXL Operations and the                                          of the Borrower, and that, as such, they are authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the MLP, SXL Operations and the Borrower, and that:

[Use one of the following for fiscal year-end financial statements]

1. Attached hereto are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the MLP ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section. [or]

1. The year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the MLP ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section were filed on-line through EDGAR on                     .

[Use one of the following for fiscal quarter-end financial statements]

1. Attached hereto are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the MLP ended as of the above date, together with a certificate of a Responsible Officer of the MLP stating that such financial statements fairly present the financial condition, results of operations and cash flows of the MLP and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes. [or]

1. Attached is a certificate of a Responsible Officer of the MLP stating that the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the MLP ended as of the above date, which were filed on-line through EDGAR on                     , fairly present the financial condition, results of operations and cash flows of the MLP and its Subsidiaries in accordance with GAAP

Exhibit C

Form of Compliance Certificate

as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

[Use the following for both fiscal year-end and quarter-end financial statements]

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and SXL Operations during the accounting period covered by the attached financial statements.

3. A review of the activities of the MLP, SXL Operations and the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the MLP, SXL Operations and the Borrower performed and observed all their respective Obligations under the Loan Documents, and no Default or Event of Default has occurred and is continuing except as follows (list of each such Default or Event of Default and include the information required by Section 6.03 of the Credit Agreement):

4. The covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

[REMAINDER OF PAGE INTENTIONALLY BLANK;

SIGNATURES BEGIN ON NEXT PAGE]

Exhibit C

Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             ,         .

SUNOCO PARTNERS MARKETING & TERMINALS L.P.

By:	Sunoco Logistics Partners Operations GP LLC, its General Partner

By:

Name:

Title:

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P., a Delaware limited partnership

By:	Sunoco Logistics Partners GP LLC, its General Partner

By:

Name:

Title:

SUNOCO LOGISTICS PARTNERS L.P., a Delaware limited partnership

By:	Sunoco Partners LLC, its General Partner

By:

Name:

Title:

Exhibit C

Form of Compliance Certificate

For the Quarter/Year ended                     (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 7.04(d) – Indebtedness of Subsidiaries

	A.	Consolidated EBITDA for the most recent four fiscal quarters: (Line II.A below)		$

	B.	Consolidated EBITDA shown in Line I.A, times 0.75:		$

	C.	Actual Principal Amount of Indebtedness of Subsidiaries: (may not exceed the amount set forth in Line I.B above)		$

II.	Calculation of Consolidated EBITDA for four consecutive fiscal quarters ending on the Statement Date (“Subject Period”)

	A.	Consolidated EBITDA (Sum of Line II.A.1 through Line II.A.7):		$

		1.	Consolidated Net Income for Subject Period:	$

		2.	Consolidated Interest Charges for Subject Period:	$

		3.	Provision for income taxes for Subject Period:	$

		4.	Depreciation expenses for Subject Period:	$

		5.	Amortization expenses for Subject Period:	$

		6.	Pro forma adjustments to EBITDA for Acquisitions during the Subject Period:	$

		7.	Material Project EBITDA Adjustments:	$

Exhibit C

Form of Compliance Certificate

III.	Section 7.14 – Leverage Ratio

	A.	Indebtedness (other than Indebtedness set forth in clause (b) of the definition thereof):			$

	B.	Designated Hybrid Securities (not to exceed 15% of Total Capitalization):			$

		1.	Face amount of Hybrid Securities:		$

		2.	Total Capitalization:		$

		3.	Consolidated Net Worth (used in calculating Total Capitalization):		$

		4.	Partners’ capital of the MLP (used in computing Consolidated Net Worth):		$

	C.	Indebtedness under the Agreement:			$

	D.	Consolidated Total Debt (Line III.A – Line III.B – Line III.C):			$

	E.	Excluded Affiliate Debt:			$

	F.	Consolidated EBITDA (Line II.A. above):			$

	G.	Leverage Ratio ((Line III.D – Line III.E ) ÷ Line III.F):			to 1.0

Maximum permitted
		During a period that is not an Acquisition Period		5.00:1.0
		During an Acquisition Period:		5.50:1.0

If an Acquisition Period is in effect, please attach separate sheet showing relevant calculations and compliance.

Exhibit C

Form of Compliance Certificate

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each an] “Assignor” and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

Assignor [is][is not] a Defaulting Lender

2. Assignee[s]:

 for each Assignee, indicate [Affiliate] [Approved Fund]

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit D

Form of Assignment and Assumption

   of [identify Lender]

3. Borrower:                            Sunoco Partners Marketing & Terminals L.P.

4. Administrative Agent:        Citibank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:              The Credit Agreement dated as of August 22, 2011 among Sunoco Partners Marketing & Terminals L.P., Sunoco Logistics Partners Operations L.P., Sunoco Logistics Partners L.P., the Lenders parties thereto, and Citibank, N.A., as Administrative Agent

6. Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/Loans for all Lenders[7]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[8]		CUSIP Number

		$	$		%
		$	$		%
		$	$		%

[7. Trade Date:                    ]9

[Page break]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[9]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit D

Form of Assignment and Assumption

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][10]
[NAME OF ASSIGNOR]

By:

Name:
Title:

ASSIGNEE[S] [11]
[NAME OF ASSIGNEE]

By:

Name:
Title:

[Consented to and]12 Accepted:

CITIBANK, N.A., as
Administrative Agent

By

Name:
Title:

[Consented to:][13]

SUNOCO PARTNERS MARKETING
& TERMINALS L.P.

By:	SUNOCO LOGISTICS PARTNERS
OPERATIONS GP LLC, its General Partner

By:

Name:
Title:

[10]	Add additional signature blocks as needed.
[11]	Add additional signature blocks as needed.
[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[13]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit D

Form of Assignment and Assumption

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under Section 10.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance on the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments

Exhibit D

Form of Assignment and Assumption

by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit D

Form of Assignment and Assumption

EXHIBIT E

FORM OF GUARANTY

THIS GUARANTY is executed as of August 22, 2011, by the undersigned (“Guarantor”), for the benefit of CITIBANK, N.A., a national banking association (in its capacity as Administrative Agent for the benefit of Lenders).

RECITALS

A. Sunoco Partners Marketing & Terminals L.P., a Texas limited partnership (“Borrower”), Sunoco Logistics Partners Operations L.P., a Delaware limited partnership (“SXL Operations”), Sunoco Logistics Partners L.P., a Delaware limited partnership (the “MLP”), Citibank, N.A., as Administrative Agent (including its permitted successors and assigns in such capacity, “Administrative Agent”), and the Lenders now or hereafter party to the Credit Agreement (including their respective permitted successors and assigns, “Lenders”) have entered into a Credit Agreement, dated as of even date herewith (as amended, modified, supplemented, or restated from time to time, the “Credit Agreement”);

B. Borrower is a Subsidiary of Guarantor, and therefore, Guarantor will derive direct and substantial benefits from the extensions of credit under the Credit Agreement; and

C. This Guaranty is integral to the transactions contemplated by the Loan Documents and the execution and delivery hereof, is a condition precedent to Lenders’ obligations to extend credit under the Loan Documents.

ACCORDINGLY, for adequate and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, the Guarantor hereby agrees as follows:

1. DEFINITIONS. Terms defined in the Credit Agreement have the same meanings when used, unless otherwise defined, in this Guaranty. As used in this Guaranty:

Borrower means Borrower, Borrower as a debtor-in-possession, and any receiver, trustee, liquidator, conservator, custodian, or similar party appointed for Borrower or for all or substantially all of Borrower’s assets under any Debtor Relief Law.

Credit Agreement is defined in the recitals to this Guaranty.

Guaranteed Debt means, collectively, (a) the Obligations and (b) all present and future costs, attorneys’ fees, and expenses reasonably incurred by Administrative Agent or any Lender to enforce Borrower’s, the Guarantor’s, or any other obligor’s payment of any of the Guaranteed Debt, including, without limitation (to the extent lawful), all present and future amounts that would become due but for the operation of §§ 502 or 506 or any other provision of Title 11 of the United States Code and all present and future accrued and unpaid interest (including, without limitation, all post-maturity interest and any post-petition interest in any proceeding under Debtor Relief Laws to which Borrower, the Guarantor or any other Loan Party becomes subject whether or not the claim for such interest is allowed in such proceeding.).

Guarantor is defined in the preamble to this Guaranty.

Exhibit D

Form of Assignment and Assumption

Lender means, individually, or Lenders means, collectively, on any date of determination, the Lenders and their permitted successors and assigns.

Rights means rights, remedies, powers, privileges, and benefits.

Subordinated Debt means, all present and future obligations of any other Loan Party to the Guarantor, whether those obligations are (a) direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, (b) due or to become due to the Guarantor, (c) held by or are to be held by the Guarantor, (d) created directly or acquired by assignment or otherwise, or (e) evidenced in writing.

2. GUARANTY. The Guarantor hereby guarantees to Administrative Agent and Lenders the prompt payment in full when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, of the Guaranteed Debt. This Guaranty is an absolute, irrevocable, unconditional and continuing guaranty of payment and performance, not collection, and the circumstance that at any time or from time to time the Guaranteed Debt may be paid in full does not affect the obligation of the Guarantor with respect to the Guaranteed Debt incurred after that. This Guaranty remains in effect until the Guaranteed Debt is fully paid and performed, all commitments to extend any credit under the Loan Documents have terminated. The Guarantor may not rescind or revoke its obligations with respect to the Guaranteed Debt. All payments made by Guarantor under this Guaranty shall be made to the Administrative Agent at the Administrative Agent’s Office in Dollars.

3. NO SETOFF OR DEDUCTIONS; TAXES; PAYMENTS. Guarantor represents and warrants that it is organized and resident in the United States of America. Guarantor shall make all payments hereunder (i) without setoff or counterclaim, and (ii) free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless Guarantor is compelled by law to make such deduction or withholding. If any such obligation (other than one arising with respect to taxes based on or measured by the income or profits of the Lender) is imposed upon Guarantor with respect to any amount payable by it hereunder, Guarantor will pay to the Lender, on the date on which such amount is due and payable hereunder, such additional amount in Dollars as shall be necessary to enable the Lender to receive the same net amount which the Lender would have received on such due date had no such obligation been imposed upon Guarantor. Guarantor will deliver promptly to the Lender certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by Guarantor hereunder. The obligations of Guarantor under this paragraph shall survive the payment in full of the Guaranteed Debt and termination of this Guaranty.

4. CONSIDERATION. The Guarantor represents and warrants that its liability under this Guaranty will directly benefit it.

5. CUMULATIVE RIGHTS. If the Guarantor becomes liable for any indebtedness owing by Borrower to Administrative Agent or any Lender, other than under this Guaranty, that liability may not be in any manner impaired or affected by this Guaranty. The Rights of Administrative Agent or Lenders under this Guaranty are cumulative of any and all other Rights that Administrative Agent or Lenders may ever have against the Guarantor. The exercise by Administrative Agent or Lenders of any Right under this Guaranty or otherwise does not preclude the concurrent or subsequent exercise of any other Right.

6. PAYMENT UPON DEMAND. (a) If an Event of Default exists, the Guarantor shall, on demand and without further notice of dishonor and without any notice having been given to the

Exhibit E

Form of Guaranty

Guarantor previous to that demand of either the acceptance by Administrative Agent or Lenders of this Guaranty or the creation or incurrence of any Guaranteed Debt, pay the amount of the Guaranteed Debt then due and payable to Administrative Agent and Lenders; provided that, if an Event of Default exists and Administrative Agent or Lenders cannot accelerate the Guaranteed Debt for any reason (including a stay of acceleration in connection with any case commenced by or against the Guarantor, the Borrower or any other Loan Party under any Debtor Relief Laws), then the Guaranteed Debt shall be, as among the Guarantor, Administrative Agent, and Lenders, a fully matured, due, and payable obligation of the Guarantor to Administrative Agent and Lenders.

(b) The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Debt and the obligations of any other guarantor, and it is not necessary for Administrative Agent or Lenders, in order to enforce this Guaranty against the Guarantor, first or contemporaneously to institute suit or exhaust remedies against Borrower or others liable on any Guaranteed Debt.

7. SUBORDINATION. The Subordinated Debt is expressly subordinated to the full and final payment of the Guaranteed Debt. Upon the occurrence and during the continuation of a Default or an Event of Default, the Guarantor agrees not to accept any payment of any Subordinated Debt from any other Loan Party. In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to any other Loan Party, its creditors as such or its property, (ii) any proceeding for the liquidation, dissolution or other winding-up of any other Loan Party, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (iii) any assignment by any other Loan Party for the benefit of creditors, or (iv) any other marshalling of the assets of a other Loan Party, the Guaranteed Debt (including any interest thereon accruing at the legal rate after the commencement of any such proceedings and any additional interest that would have accrued thereon but for the commencement of such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made to any holder of any Subordinated Debt. If the Guarantor receives any payment of any Subordinated Debt in violation of the terms of this Section, such Guarantor shall hold that payment in trust for Administrative Agent and Lenders and promptly turn it over to Administrative Agent, in the form received (with any necessary endorsements), to be applied to the Guaranteed Debt.

8. SUBROGATION AND CONTRIBUTION. Until payment in full of the Guaranteed Debt and the termination of the commitments of Lenders to extend credit under the Loan Documents, (a) the Guarantor may not assert, enforce, or otherwise exercise any Right of subrogation to any of the Rights or Liens of Administrative Agent or Lenders or any other beneficiary against Borrower or any other obligor on the Guaranteed Debt or any collateral or other security or any Right of recourse, reimbursement, subrogation, contribution, indemnification, or similar Right against Borrower or any other obligor on any Guaranteed Debt or any other guarantor of it, and (b) the Guarantor defers all of the foregoing Rights (whether they arise in equity, under contract, by statute, under common Law, or otherwise). Upon payment in full of the Guaranteed Debt and the termination of the commitments of Lenders to extend credit under the Loan Documents, the Guarantor shall be subrogated to the rights of the Administrative Agent and Lenders against Borrower and the other obligors.

9. NO RELEASE. The Guarantor hereby waives any defense of a surety or guarantor or any other obligor arising in connection with or in respect of any of the following and hereby agrees that its obligations under this Guaranty may not be released, diminished, or affected by the occurrence of any one or more of the following events: (a) any taking or accepting of any additional guaranty or any other security or assurance for any Guaranteed Debt; (b) any release, surrender, exchange, subordination, impairment, or loss of any collateral securing any Guaranteed Debt; (c) any full or partial release of the

Exhibit E

Form of Guaranty

liability of any other obligor on the Guaranteed Debt, except for any final release resulting from payment in full of such Guaranteed Debt; (d) the modification of, or waiver of compliance with, any terms of any other Loan Document; (e) the insolvency, bankruptcy, or lack of corporate or partnership power of any other obligor at any time liable for any Guaranteed Debt, whether now existing or occurring in the future; (f) any renewal, extension, or rearrangement of any Guaranteed Debt or any adjustment, indulgence, forbearance, or compromise that may be granted or given by Administrative Agent or any Lender to any other obligor on the Guaranteed Debt; (g) any neglect, delay, omission, failure, or refusal of Administrative Agent or any Lender to take or prosecute any action in connection with the Guaranteed Debt or to foreclose, take, or prosecute any action in connection with any Loan Document; (h) any failure of Administrative Agent or any Lender to notify the Guarantor of any renewal, extension, or assignment of any Guaranteed Debt, or the release of any security or of any other action taken or refrained from being taken by Administrative Agent or any Lender against Borrower or any new agreement between Administrative Agent, any Lender, and Borrower; it being understood that neither Administrative Agent nor any Lender is required to give the Guarantor any notice of any kind under any circumstances whatsoever with respect to or in connection with any Guaranteed Debt, other than any notice required to be given in this Guaranty; (i) the invalidity or unenforceability of any Guaranteed Debt against any other obligor or any security securing same because it exceeds the amount permitted by Law, the act of creating it is ultra vires, the officers creating it exceeded their authority or violated their fiduciary duties in connection with it, or otherwise; (j) any payment of the Guaranteed Debt to Administrative Agent or any Lender is held to constitute a preference under any Debtor Relief Law or for any other reason Administrative Agent or any Lender is required to refund that payment or make payment to someone else (and in each such instance this Guaranty will be reinstated in an amount equal to that payment); or (k) any law or regulation or other event affecting any term of the Guaranteed Debt; or (l) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, Borrower or the Guarantor.

10. WAIVERS. By execution hereof, the Guarantor waives presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration, and notice of protest and nonpayment, and agrees that its liability with respect to the Guaranteed Debt (or any part thereof) shall not be affected by any renewal or extension in the time of payment of the Guaranteed Debt (or any part thereof). To the maximum extent lawful, the Guarantor waives all Rights by which it might be entitled to require suit on an accrued Right of action in respect of any Guaranteed Debt or require suit against Borrower or others.

11. TERMINATION; REINSTATEMENT. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Debt now or hereafter existing and shall remain in full force and effect until payment in full of the Guaranteed Debt and the termination of the commitments of Lenders to extend credit under the Loan Documents. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any other Loan Party is made, or Administrative Agent or any Lender exercises its right of setoff, in respect of the Guaranteed Debt and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not Administrative Agent or Lenders are in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantor under this paragraph shall survive termination of this Guaranty

Exhibit E

Form of Guaranty

12. LOAN DOCUMENTS. By execution hereof, the Guarantor covenants and agrees that certain representations, warranties, terms, covenants, and conditions set forth in the Loan Documents are applicable to the Guarantor by their terms and shall be imposed upon the Guarantor, and the Guarantor reaffirms that each such representation and warranty is true and correct and covenants and agrees to promptly and properly perform, observe, and comply with each such term, covenant, or condition. Moreover, the Guarantor acknowledges and agrees that this Guaranty is subject to the offset provisions of the Loan Documents in favor of Administrative Agent and Lenders. In the event the Credit Agreement or any other Loan Document shall cease to remain in effect for any reason whatsoever during any period when any part of the Guaranteed Debt remains unpaid, the terms, covenants, and agreements of the Credit Agreement or such other Loan Document incorporated herein by reference shall nevertheless continue in full force and effect as obligations of the Guarantor under this Guaranty.

13. RELIANCE AND DUTY TO REMAIN INFORMED. The Guarantor confirms that it has executed and delivered this Guaranty after reviewing the terms and conditions of the Loan Documents and such other information as it has deemed appropriate in order to make its own credit analysis and decision to execute and deliver this Guaranty. The Guarantor confirms that it has made its own independent investigation with respect to Borrower’s creditworthiness and is not executing and delivering this Guaranty in reliance on any representation or warranty by Administrative Agent or any Lender as to that creditworthiness. The Guarantor expressly assumes all responsibilities to remain informed of the financial condition of Borrower and any circumstances affecting Borrower’s ability to perform under the Loan Documents to which it is a party.

14. LOAN DOCUMENT. This Guaranty is a Loan Document and is subject to the applicable provisions of Articles I and X of the Credit Agreement, including, without limitation, the provisions relating to GOVERNING LAW, AND WAIVER OF RIGHT TO JURY TRIAL, both of which are incorporated into this Guaranty by reference the same as if set forth in this Guaranty verbatim provided that all references therein to “this Agreement” shall for purposes of this Guaranty be deemed references to “this Guaranty”.

15. NOTICES. All notices required or permitted under this Guaranty, if any, shall be given in the manner set forth in Section 10.02 of the Credit Agreement.

16. AMENDMENTS, ETC. No amendment, waiver, or discharge to or under this Guaranty is valid unless it is in writing and is signed by the party against whom it is sought to be enforced and is otherwise in conformity with the requirements of Section 10.01 of the Credit Agreement. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.

17. ADMINISTRATIVE AGENT AND LENDERS. Administrative Agent is Administrative Agent for each Lender under the Credit Agreement. All Rights granted to Administrative Agent under or in connection with this Guaranty are for each Lender’s ratable benefit. Administrative Agent may, without the joinder of any Lender, exercise any Rights in Administrative Agent’s or Lenders’ favor under or in connection with this Guaranty. Administrative Agent’s and each Lender’s Rights and obligations vis-a-vis each other may be subject to one or more separate agreements between those parties. However, the Guarantor is not required to inquire about any such agreement nor is it subject to any of its terms unless the Guarantor specifically joins such agreement Therefore, neither Guarantor nor its successors or assigns is entitled to any benefits or provisions of any such separate agreement or is entitled to rely upon or raise as a defense any party’s failure or refusal to comply with the provisions of such agreement.

Exhibit E

Form of Guaranty

18. ADDITIONAL GUARANTORS. From time to time subsequent to the time hereof, additional Persons may execute and deliver guaranties to the Administrative Agent. The Guarantor hereunder expressly agrees that its obligations arising hereunder shall not be affected or diminished by any such additional guaranties. The Guarantor agrees that it shall not be necessary or required that the Administrative Agent or any Lender exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Borrower or any other Person who has guaranteed the Guaranteed Debt before or as a condition to the obligations of the Guarantor hereunder.

19. PARTIES. This Guaranty benefits Administrative Agent, Lenders, and their respective successors and assigns and binds the Guarantor and their respective successors and assigns. Upon appointment of any successor Administrative Agent under the Credit Agreement, all of the Rights of Administrative Agent under this Guaranty automatically vest in that new Administrative Agent as successor Administrative Agent on behalf of Lenders without any further act, deed, conveyance, or other formality other than that appointment. The Rights of Administrative Agent and Lenders under this Guaranty may be transferred with any assignment of the Guaranteed Debt pursuant to and in accordance with the terms of the Credit Agreement. The Credit Agreement contains provisions governing assignments of the Guaranteed Debt and of Rights and obligations under this Guaranty.

Remainder of Page Intentionally Blank.

Signature Page(s) to Follow.

Exhibit E

Form of Guaranty

EXECUTED as of the date first stated in this Guaranty.

GUARANTOR:

[SUNOCO LOGISTICS PARTNERS L.P., a Delaware limited partnership

By:	Sunoco Partners LLC, a Pennsylvania limited liability company, its General Partner

By:

Name:

Title:	]

[SUNOCO LOGISTICS PARTNERS OPERATIONS L.P., as Guarantor

By:	SUNOCO LOGISTICS PARTNERS GP LLC, its General Partner

By:

Name:

Title:	]

Exhibit E

Form of Guaranty

EXHIBIT F

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

This INTERCOMPANY SUBORDINATION AGREEMENT (this “Subordination Agreement”) is dated as of             , 20    , and entered into by SUNOCO LOGISTICS PARTNERS OPERATIONS L.P., a Delaware limited partnership (“Debtor”), and                     , a                              (“Subordinated Creditor”), in favor of the Senior Creditors (defined below).

PRELIMINARY STATEMENTS

WHEREAS, Debtor is indebted to (a) the Multi-Year Creditors (defined below) pursuant the Multi-Year Credit Agreement (defined below) and (b) the 364-Day Creditors (defined below) pursuant to the Guaranty (defined below); the aggregate of (i) all Obligations of Debtor owing from time to time to the Multi-Year Creditors under the Multi-Year Credit Agreement and (ii) all Guaranteed Debt of Debtor owing from time to time to the 364-Day Creditors under the Guaranty, whether present or future, direct or indirect, contingent or otherwise, including any interest accruing thereon after the date of filing any petition by or against the Debtor in connection with any bankruptcy or other proceeding any other interest that would have accrued thereon but for the commencement of such proceeding, shall herein be called the “Senior Debt”;

WHEREAS, Debtor is indebted to Subordinated Creditor under that certain promissory note dated as of even date herewith in an aggregate principal amount of              (together with interest and premiums, if any, thereon and other amounts payable in respect thereof, the “Subordinated Debt”);

WHEREAS, Debtor has requested that the Subordinated Debt be deemed “Excluded Affiliate Debt” under the Multi-Year Credit Agreement and the 364-Day Credit Agreement (defined below);

WHEREAS, in order for the Subordinated Debt to be deemed “Excluded Affiliate Debt” under the Multi-Year Credit Agreement and the 364-Day Credit Agreement, it is a condition under each such Credit Agreement that the Subordinated Creditor execute and deliver this Subordination Agreement;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

Section 1. Definitions. In this Subordination Agreement, capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Multi-Year Credit Agreement and/or the 364-Day Credit Agreement, as the context may require. In addition, the following terms shall have the following meanings:

“364-Day Credit Agreement” means that certain 364-Day Credit Agreement dated as of August 22, 2011 by and among Sunoco Partners Marketing & Terminals L.P. as Borrower, Debtor and Sunoco Logistics Partners L.P. as Guarantors, the Lenders party thereto, and Citibank, N.A., as Administrative Agent (as the same may from time to time be amended, restated, refinanced and replaced).

“364-Day Creditors” means 364-Day Lenders and the Administrative Agent under the 364-Day Credit Agreement.

Exhibit F

Form of Intercompany Subordination Agreement

“364-Day Lenders” means the Lenders as defined in the 364-Day Credit Agreement.

“Guaranty” means, the that certain Guaranty dated August 22, 2011 made by Debtor in favor of the Administrative Agent under the 364-Day Credit Agreement for the benefit of Lenders under the 364-Day Credit Agreement, pursuant to which Debtor has agreed to guaranty the Obligations of the Loan Parties arising under the 364-Day Credit Agreement (as the same may from time to time be amended, restated, refinanced and replaced).

“Multi-Year Credit Agreement” means that certain Multi-Year Credit Agreement dated as of August 22, 2011 by and among Debtor as Borrower, Sunoco Logistics Partners L.P. as Guarantor, the Lenders party thereto, and Citibank, N.A. as Administrative Agent (as the same may from time to time be amended, restated, refinanced and replaced).

“Multi-Year Creditors” means Multi-Year Lenders and the Administrative Agent under the Multi-Year Credit Agreement.

“Multi-Year Lenders” means the Lenders as defined in the Multi-Year Credit Agreement.

“Senior Creditors” means, collectively, (a) the Lenders party to the Multi-Year Credit Agreement and the Administrative Agent under the Multi-Year Credit Agreement, and (b) the Lenders party to the 364-Day Credit Agreement and the Administrative Agent under the 364-Day Credit Agreement.

“Senior Debt” has the meaning attributed to such term in the recitals.

“Senior Debt Loan Documents” means, collectively, (a) the Multi-Year Credit Agreement and each of the other Loan Documents as defined in the Multi-Year Credit Agreement, and (b) the 364-Day Credit Agreement, the Guaranty and each of the other Loan Documents as defined in the 364-Day Credit Agreement.

“Subordinated Debt” has the meaning attributed to such term in the recitals.

Section 2. General Postponement and Subordination. Subordinated Creditor agrees that the Subordinated Debt is and shall be expressly postponed and made subordinate, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full in cash of the Senior Debt now or hereafter existing and the termination of (a) the Multi-Year Lenders’ commitments to lend or issue Letters of Credit under the Multi-Year Credit Agreement and (b) the 364-Day Lenders’ commitments to lend under the 364-Day Credit Agreement.

Section 3. Payment on the Subordinated Debt.

(a) Subordinated Creditor agrees that the Subordinated Debt requires (i) no payment of principal at any time prior to the date that is six months after the later of (A) the last occurring Stated Maturity Date of any Lender under the Multi-Year Credit Agreement and (B) the Maturity Date under the 364-Day Credit Agreement, and (ii) no payment of interest during the existence of a Default or Event of Default under either the Multi-Year Credit Agreement or the 364-Day Credit Agreement.

(b) Subordinated Creditor agrees not to ask, demand, sue for, take or receive from Debtor, directly or indirectly, in cash or other property or by set-off or in any other manner (including without limitation from or by way of collateral), payment of all or any of the Subordinated Debt, until the Satisfaction Time (defined below); provided, however, that Subordinated Creditor may receive and

Exhibit F

Form of Intercompany Subordination Agreement

Debtor may make payments in respect of the Subordinated Debt if, at the time of making such payment and immediately after giving effect thereto, no Default or Event of Default under the Multi-Year Credit Agreement or the 364-Day Credit Agreement shall have occurred and be continuing. For the purposes of this Subordination Agreement, the “Satisfaction Time” shall mean such time as (i) the Lenders under the Multi-Year Credit Agreement have no further commitments to lend or issue Letters of Credit under the Multi-Year Credit Agreement, (ii) the Lenders under the 364-Day Credit Agreement have no further commitments to lend under the 364-Day Credit Agreement, (iii) all Letters of Credit under the Multi-Year Credit Agreement have terminated, and (iv) the Senior Debt (other than contingent indemnification obligations not yet due and payable) has been paid in full.

(c) All payments or distributions upon or with respect to the Subordinated Debt which are received by Subordinated Creditor contrary to the provisions of this Subordination Agreement shall be received in trust for the benefit of the Senior Creditors, shall be segregated from other funds and property held by Subordinated Creditor, and shall be forthwith paid over to the Senior Creditors in the same form as so received (with any necessary endorsement), for the ratable benefit of the Senior Creditors according to the aggregate amounts remaining unpaid on account of the Senior Debt held by each of them, for application to the payment of all Senior Debt then remaining unpaid, until all such Senior Debt shall have been paid in full.

Section 4. Priority of Obligations on Dissolution or Insolvency. In the event of any dissolution, winding up, liquidation, readjustment, reorganization, bankruptcy, insolvency, receivership or other similar proceedings (a “Proceeding”) relating to Debtor, or any of its property (whether voluntary or involuntary, partial or complete), or any other marshalling of the assets and liabilities of the Debtor, the Senior Debt shall first be paid in full in cash before Subordinated Creditor shall be entitled to receive or retain any payment or distribution in respect of the Subordinated Debt. In such event, in order to implement the foregoing:

(a) Subordinated Creditor shall promptly file a claim or claims, in the form required in such proceedings, for the full outstanding amount of the Subordinated Debt, and shall cause said claim or claims to be approved and all payments and other distributions in respect thereof to be made directly to the Senior Creditors, ratably according to the aggregate amounts remaining unpaid on account of the Senior Debt held by each of them;

(b) Subordinated Creditor hereby irrevocably agrees that the Senior Creditors may, at their sole discretion, in the name of Subordinated Creditor or otherwise, demand, sue for, collect, receive and receipt for any and all such payments or distributions, and any such receipts shall be distributed to Senior Creditors according to the aggregate amounts remaining unpaid on account of the respective Senior Debt held by them, and file, prove and vote or consent in any Proceeding with respect to any and all claims of Subordinated Creditor relating to the Subordinated Debt;

(c) In any bankruptcy or other Proceeding in respect of Debtor, Subordinated Creditor shall not, unless otherwise agreed by the Senior Creditors, (i) file any motion, application or other pleading seeking affirmative relief, including without limitation for the appointment of a trustee or examiner, for the conversion of the case to a liquidation proceeding, for the substantive consolidation of Debtor’s bankruptcy case with the case of any other entity, for the creation of a separate official committee representing only Subordinated Creditor or any other form of affirmative relief of any other kind or nature, or (ii) file any objection or other responsive pleading opposing any relief requested by any Senior Creditor; and

Exhibit F

Form of Intercompany Subordination Agreement

(d) Subordinated Creditor shall execute and deliver to the Senior Creditors such further proofs of claim, assignments of claim and other instruments confirming the authorization referred to in the foregoing clause (b), and any powers of attorney confirming the rights of the Senior Creditors arising hereunder, and shall take such other actions as may be requested by the Senior Creditors in order to enable the Senior Creditors to enforce any and all claims in respect of the Subordinated Debt.

Section 5. Enforcement of Liens. Subordinated Creditor agrees not to foreclose, repossess, sequester, or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation, the commencement of, or joinder in, any Proceeding) to enforce any Liens on assets of Debtor, until the Satisfaction Time.

Section 6. Confirmation of Waiver of Rights of Subrogation. Subordinated Creditor agrees that no payment or distribution to the Senior Creditors pursuant to the provisions of this Subordination Agreement shall entitle Subordinated Creditor to exercise any rights of subrogation in respect thereof, all of which are expressly waived herein, until the Satisfaction Time.

Section 7. Subordination Legend; Further Assurances. Subordinated Creditor and Debtor will further mark their respective books of account in such a manner as shall be effective to give proper notice of the effect of this Subordination Agreement. At the request of the Senior Creditors, Subordinated Creditor will, in the case of any part of the Subordinated Debt which is not evidenced by an instrument or document, cause such Subordinated Debt to be evidenced by an appropriate instrument or instruments endorsed with a legend referencing this Subordination Agreement. If so requested by the Senior Creditors, all instruments evidencing the Subordinated Debt shall be promptly delivered to and held by or on behalf of the Senior Creditors and shall be in suitable form for transfer by delivery. Subordinated Creditor and Debtor will, at its expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that Senior Creditors may request, in order to protect any right or interest granted or purported to be granted hereby or to enable the Senior Creditors to exercise and enforce its rights and remedies hereunder.

Section 8. Agreements by Debtor.

(a) Debtor agrees that it will not make any payment of any of the Subordinated Debt under which it is indebted, or take any other action, in contravention of the provisions of this Subordination Agreement.

(b) Debtor agrees that upon request of the Senior Creditors it will promptly deliver to the Senior Creditors a schedule setting forth the amount of the Subordinated Debt under which it is indebted as of the date of such request.

Section 9. Obligations Hereunder Not Affected. All rights and interests of the Senior Creditors hereunder, and all agreements and obligations of Subordinated Creditor and Debtor under this Subordination Agreement, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Debt Loan Document, or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, the Senior Debt, or any other amendment or waiver of or any consent to or departure from the Senior Debt Loan Documents, including, without limitation, any increase in the Senior Debt;

Exhibit F

Form of Intercompany Subordination Agreement

(c) any enforcement of any Senior Debt Loan Document, including the taking, holding or sale of any property or interests in property in or upon which a Lien is granted or purported to be granted, if any, or any termination or release of same;

(d) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Debtor or Subordinated Creditor or third party guarantor or surety.

This Subordination Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by the Senior Creditors, or any one of them, upon the insolvency, bankruptcy or reorganization of Debtor or otherwise, all as though such payment had not been made.

Section 10. Waiver.

(a) Subordinated Creditor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to the Senior Debt and this Subordination Agreement and any requirement that the Senior Creditors, or any one of them, exhaust any right or take any action against Debtor or any other Person.

(b) Subordinated Creditor hereby waives any right to require the Senior Creditors, or any one of them, to proceed against Debtor or any other Person, or pursue any other remedy in the power of the Senior Creditors.

Section 11. Amendments, Etc. No amendment or waiver of any provision of this Subordination Agreement nor consent to any departure by Subordinated Creditor or by Debtor therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent under the Multi-Year Credit Agreement and the Administrative Agent under the 364-Day Credit Agreement and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 12. No Waiver; Remedies. No failure on the part of the Senior Creditors, or any one of them, to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 13. Continuing Agreement; Assignments under the Senior Debt Loan Documents. This Subordination Agreement is a continuing agreement and shall remain in full force and effect until the Satisfaction Time, be binding upon Subordinated Creditor, Debtor and their respective successors and assigns, and inure to the benefit of and be enforceable by the Senior Creditors and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause, each of the Senior Creditors may assign or otherwise transfer in accordance with the Senior Debt Loan Documents all or any portion of their respective rights and obligations under the Senior Debt Loan Documents to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Senior Creditors herein.

Section 14. Counterparts. This Subordination Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and

Exhibit F

Form of Intercompany Subordination Agreement

hereto were upon the same instrument. This Subordination Agreement shall become effective as to each party hereto when a counterpart hereof shall have been signed by such party.

Section 15. GOVERNING LAW AND JURISDICTION. THIS SUBORDINATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, IN ANY WAY RELATING TO THIS SUBORDINATION AGREEMENT IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.

Section 16. Waiver of Right to Trial by Jury, Etc. EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS SUBORDINATION AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY.

Section 17. Loan Document. This Subordination Agreement is a Loan Document as defined in the Multi-Year Credit Agreement and a Loan Document as defined in the 364-Day Credit Agreement.

Section 18. ENTIRE AGREEMENT. THIS SUBORDINATION AGREEMENT AND THE OTHER SENIOR DEBT LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of Page Is

Intentionally Left Blank]

Exhibit F

Form of Intercompany Subordination Agreement

IN WITNESS WHEREOF, each of Debtor and Subordinated Creditor have caused this Subordination Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above-written.

DEBTOR:

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P. a Delaware limited partnership

By:
Name:

Title:

Exhibit F

Form of Intercompany Subordination Agreement

SUBORDINATED CREDITOR:

By:
Name:

Title:

Exhibit F

Form of Intercompany Subordination Agreement

EXHIBIT G-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sunoco Partners Marketing & Terminals L.P., Sunoco Logistics Partners Operations L.P., Sunoco Logistics Partners L.P., and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:              , 20

Exhibit G-1

Form of U.S. Tax Compliance Certificate

EXHIBIT G-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sunoco Partners Marketing & Terminals L.P., Sunoco Logistics Partners Operations L.P., Sunoco Logistics Partners L.P., and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: , 20

Exhibit G-2

Form of U.S. Tax Compliance Certificate

EXHIBIT G-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sunoco Partners Marketing & Terminals L.P., Sunoco Logistics Partners Operations L.P., Sunoco Logistics Partners L.P., and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: , 20

Exhibit G-3

Form of U.S. Tax Compliance Certificate

EXHIBIT G-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sunoco Partners Marketing & Terminals L.P., Sunoco Logistics Partners Operations L.P., Sunoco Logistics Partners L.P., and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: , 20

Exhibit G-4

Form of U.S. Tax Compliance Certificate

EXHIBIT H

FORM OF SUMMARY HEDGED INVENTORY REPORT

Reference is made to that certain 364-Day Credit Agreement dated August 22, 2011 (as amended and in effect, the “Agreement”) among Sunoco Partners Marketing & Terminals L.P., a Texas limited partnership (the “Borrower”), Sunoco Logistics Partners Operations L.P., a Delaware limited partnership (the “SXL Operations”), Sunoco Logistics Partners L.P., a Delaware limited partnership (the “MLP”), the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent. Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement.

This Report is furnished pursuant to Section 6.02(d) of the Agreement. Borrower hereby represents, warrants, acknowledges and agrees to and with Administrative Agent and each Lender that:

1. The officer or agent of the General Partner signing this instrument is the duly elected, qualified and acting authorized officer or agent of the General Partner as indicated below such officer’s signature hereto having all necessary authority to act for Borrower.

2. [(a)] The Loan Value described on the attached Schedule as of              (the “Report Date”) is $            , which shall be available to support Loans for the period from the Report Date to             .

[(b) In connection herewith, Borrower is requesting Loans in the aggregate principal amount of $            . The Outstanding Amount of the Loans as of the Report Date (after giving effect to (i) any Loans requested pursuant to any Borrowing Notice delivered in connection herewith and (ii) any anticipated prepayments of principal of any outstanding Loans on the date of any such requested Loans) is $            , which is not in excess of the lesser of (i) the amount set forth in clause (2)(a) above and (ii) the Aggregate Commitment as of the date hereof.]

3. The Petroleum Products inventory described on the attached Schedule (identified by transaction date, type of Petroleum Product, volume, hedged price, counterparty code and credit rating, purchase date and sale date) qualifies [(or when purchased with the proceeds of the Borrowing Notice delivered herewith will qualify)] as Hedged Eligible Inventory as defined in the Agreement.

4. The Accounts listed on the attached Schedule (identified by amount, counterparty code and credit rating, date created, date due and whether arising from sales of Hedged Eligible Inventory or Other Petroleum Products) qualify as Eligible Receivables as defined in the Agreement.

5. The Loan Documents have not been modified, amended or supplemented by any unwritten representations or promises, by any course of dealing, or by any other means not provided for in Section 10.01 of the Agreement. The Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.

Exhibit H

Form of Summary Hedged Inventory Report

IN WITNESS WHEREOF, this instrument is executed as of             .

SUNOCO PARTNERS MARKETING & TERMINALS L.P.

By:	Sunoco Logistics Partners Operations GP LLC, its General Partner

By:

Name:

Title:

Exhibit H

Form of Summary Hedged Inventory Report